Exhibit 2.1

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED

FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZOGENIX, INC.

XENA MERGER SUB, INC.,

MODIS THERAPEUTICS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SHAREHOLDERS’

REPRESENTATIVE

DATED AS OF AUGUST 23, 2019

ii

Exhibits

Exhibit A	Example Net Working Capital and Accounting Principles
Exhibit B	Escrow Agreement
Exhibit C	Paying Agent Agreement
Exhibit D	Form of Company Personnel Release
Exhibit E	Letter of Transmittal
Exhibit F	Equity Award Cancellation Agreement
Exhibit G	Form of Optionholder Note
Exhibit H	Investor Questionnaire
Exhibit I	Form of Royalty Payment Bonus Plan

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of August 23 2019, is made by and among Zogenix, Inc., a Delaware corporation (“Buyer”), Xena Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Buyer, Modis Therapeutics, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative.

Recitals

WHEREAS, the board of directors of the Company and Merger Sub have each (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the “DGCL”) is advisable and in the best interest of their respective stockholders to; and (ii) approved the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has directed that the adoption of this Agreement and approval of the Merger be submitted to the stockholders of the Company for consideration and recommending that all of the stockholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, after the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Buyer a written consent of the stockholders of the Company representing the affirmative vote of the Company Capital Stock required to adopt this Agreement and approve the principal terms of the Merger; and

WHEREAS, the consideration payable to the securityholders of the Company as a result of the Merger shall be allocated among the holders of securities of the Company in accordance with the provisions of this Agreement and the Charter (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties (as defined below) agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions. For purposes of this Agreement, the capitalized terms set forth in this Article 1 shall have the meanings set forth herein.

“Accounting Firm” is defined in Section 2.12(e).

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in the preparation of the Most Recent Balance Sheet.

“Action” means any claim, controversy, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, dispute, hearing, charge, complaint, demand, notice, opposition, interference or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Entity.

“Affiliate” means, with respect to a Person, another Person (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise, or (b) that is a direct or indirect beneficial holder of at least ten percent (10%) of any class of Capital Stock of such Person.

“Allocation Schedule” means a schedule delivered to Buyer by the Company prior to the Closing Date with the following information (where applicable, determined before any applicable Tax withholding):

(a) the name, email address (to the extent available) and mailing address of record of each Company Holder;

(b) the number of shares of each class or series of Company Capital Stock and shares of Company Capital Stock underlying Company Options and Company RSU Awards held by each Company Holder;

(c) the respective portion (in dollars and number of shares of Buyer Common Stock) of the Closing Consideration payable to each Company Holder pursuant to this Agreement (which cash portion shall be reduced by such Company Holder’s Note Obligation, if any, pursuant to Section 2.7(c)(i));

(d) the respective portion (in dollars) of any payments to be made to the Company Holders pursuant to Section 2.12(f);

(e) the respective portion (in dollars) of any Contingent Payments to be made pursuant to Section 2.13;

(f) each Company Holder’s Pro Rata Percentage; and

(g) the amount of the Shareholders’ Representative Fund that will be allocated to each Company Holder pursuant to each such Company Holder’s respective Pro Rata Percentage; and

(h) each Company Holder’s Note Obligation, if any.

“Business” means the business and operations of the Company.

“Business Combination” means, other than the transactions contemplated by this Agreement, any Person’s (other than Buyer’s) offer, proposal or inquiry relating to, or any indication of interest in: (i) any merger, consolidation, share exchange, reorganization or other business combination transaction with or involving the Company, (ii) any sale, issuance, dividend, split or other disposition of any shares of Company Capital Stock (except for issuances of Common Stock upon the exercise of any Company Options outstanding on the Agreement Date or to Company Stockholders pursuant to Contracts in effect on the Agreement Date), (iii) any tender offer (including a self-tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving the Company, (iv) the sale, license, disposition or acquisition of all or any material portion of the business or assets of the Company, including the grant of any license to any Company Intellectual Property (including by way of joint venture formation) or (v) the entering into of any Contract, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or obligated by applicable Laws to close.

“Business Sale” means any acquisition of the Business of the Company during the Earnout Period by a Third Party, whether by an acquisition of all or substantially all of the capital stock of the Surviving Corporation (by merger, consolidation, stock sale or otherwise) or all or substantially all of the assets used in such Business; provided, that a Business Sale shall not include a sale or disposition of all or substantially all the assets of Buyer (whether by merger, sale of stock, sale of assets or otherwise).

“Buyer Common Stock” means the common stock of the Buyer, par value $0.001.

“Buyer Indemnified Party” means Buyer, Merger Sub, their respective Affiliates (including the Surviving Corporation) and their respective Representatives, and its and their successors and assigns.

“Buyer Products” means ZX008 or any product or therapy that contains or utilizes fenfluramine as an active pharmaceutical ingredient.

“Buyer Stock Price” means the volume weighted average price of Buyer Common Stock for the 25 trading days ending two trading days prior to the Closing Date.

“Buyer’s Knowledge,” “to the Knowledge of Buyer” or variations thereof means, with respect to Buyer, such knowledge as one would reasonably expect the following persons to have in the ordinary course of their duties: [***]. For clarity, the foregoing shall not be construed to require any special investigation, or any form of legal or other analysis, including freedom-to-operate searches and the like, with respect to Third-Party Intellectual Property.

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Cash” means, as of the applicable date of determination, all cash and cash equivalents of the Company, determined in accordance with GAAP.

“CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any foreign and state Law counterparts.

“Certificate” is defined in Section 2.7(e).

“Certificate of Merger” is defined in Section 2.3(c).

“Change of Control Payments” means, without duplication of any amounts included within the definition of Seller Transaction Expenses, (a) any bonus, retention, change in control, severance or other payment or other form of compensation that becomes payable by the Company to any Company Personnel or other Persons solely in connection with the execution and delivery of this Agreement or the consummation of the Merger or the transactions contemplated thereby, including pursuant to any employment agreement, consulting agreement, advisory agreement, benefit plan or any other Contract, (b) payments to any Company Personnel in lieu of promised grants of Company Options other than grants of Company RSU Awards, (c) the change in control bonus payments identified on Schedule 1.1-A of the Disclosure Schedule, (d) the Employer Tax Amount payable on or triggered by the payment of the Closing Consideration to the Company Award Holders, and (e) the Employer Tax Amount payable on or triggered by any payment described in clauses (a) through (c) above; provided, however, that in no event shall Change of Control Payments include any Severance Obligations.

“Charter” means the Company’s Certificate of Incorporation, as amended, in effect immediately prior to the Effective Time.

“Closing” is defined in Section 2.2.

“Closing Cash Amount” means, as of 11:59 p.m. Pacific time on the day immediately preceding the Closing Date, the aggregate amount of Cash of the Company.

“Closing Cash Payment” means the amount that is equal to:

(a) $175,000,000.00; plus

(b) the Closing Cash Amount; plus

(c) the aggregate exercise price of all Company Options that remain outstanding as of immediately prior to the Effective Time; plus

(d) the Working Capital Increase (if any); minus

(e) the Working Capital Decrease (if any); minus

(f) the Closing Indebtedness Amount; minus

(g) any Change of Control Payments; minus

(h) any Seller Transaction Expenses; minus

(i) the Escrow Amount; minus

(j) the Shareholders’ Representative Fund Amount.

“Closing Consideration” means the aggregate amount of payments to be made to the Company Holders pursuant to Section 2.7(c)(i).

“Closing Date” is defined in Section 2.2.

“Closing Indebtedness Amount” means all Indebtedness of the Company reflected on the Estimated Closing Statement, to be calculated as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date.

“Closing Stock Payment” means a number of shares of Buyer Common Stock equal to $75,000,000.00 divided by the Buyer Stock Price.

“CoC Payment Schedule” is defined in Section 2.3(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

“Commercially Reasonable Efforts” means, as applied to the development and commercialization of the Company Products, the use of reasonable, diligent, good faith efforts and resources, consistent with the usual practices of a biopharmaceutical company of similar size and resources, for a pharmaceutical product in an active, ongoing program, which product is at a similar stage of research, development, or commercialization and is of similar market potential, taking into account all relevant factors, including the potential profitability of the product (provided that the cost of making any payments under this Agreement shall not be taken into account), the present and potential market for, and commercial potential of, the Company Products, the costs and risks of Developing, Manufacturing, and Commercializing the product, scientific, technical, commercial, safety, efficacy and regulatory concerns, product profile, the competitiveness of the marketplace, regulatory exclusivity, the likelihood of regulatory approval given the regulatory structure involved, performance of other products that are of similar market potential and the likely timing of other product’s entry into the market, the patent protection and other proprietary position of the product, relevant third party intellectual property necessary to develop and commercialize the product, and other relevant factors commonly considered in similar circumstances.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Award Holder” means the any holder of any Company Options or Company RSU Awards as of immediately prior to the Effective Time.

“Company Capital Stock” means the Capital Stock of the Company other than the Company Options and Company RSU Awards.

“Company Holders” means the holders of Company Capital Stock, Company Option and Company RSU Awards, in each case, as of immediately prior to the Effective Time (other than holders of Dissenting Shares).

“Company Holder Agreement” means each agreement set forth on Section 1.1-B of the Disclosure Schedule.

“Company Intellectual Property” means all Intellectual Property that, as of the date hereof, is (a) owned by or purported to be owned by the Company or (b) exclusively licensed to the Company.

“Company Option” means options to purchase shares of Company Capital Stock granted under the Company Option Plan and listed on Section 3.3(b) of the Disclosure Schedule.

“Company Option Plan” means the Company’s Amended and Restated 2017 Stock Plan, as amended.

“Company Partner” is defined in Section 3.5(d).

“Company Patent Rights” means any patents and patent applications included in Company Registered IP, and any Patent Rights that may be filed or issue in any country based on the foregoing patents or patent applications.

“Company Personnel” means any former or current director, officer, employee, independent contractor, consultant or agent of the Company.

“Company Personnel Releases” is defined in Section 2.3(a)(v).

“Company Product” means any pharmaceutical product or therapy that (a) contains or utilizes MT1621 or any MT1621 Backup, or (b) the use, sale, offering for sale, importation or exportation of which is Covered By a Valid Claim within the Company Patent Rights.

“Company Registered IP” is defined in Section 3.13(a).

“Company RSU Award” means awards of restricted stock units covering shares of Company Capital Stock granted under the Option Plan and listed on Section 3.3(b) of the Disclosure Schedule.

“Company Stockholders” means the holders of Company Capital Stock.

“Company’s Knowledge,” “to the Knowledge of the Company” or variations thereof means, with respect to the Company, such knowledge as one would reasonably expect the following persons to have in the ordinary course of their duties: [***]. For clarity, the foregoing shall not be construed to require any special investigation, or any form of legal or other analysis, including freedom-to-operate searches and the like, with respect to Third-Party Intellectual Property.

“Constitutive Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) the bylaws of such Person, in each case, as amended or supplemented.

“Contingent Payments” means the Development Milestone Payments and the Royalty Payments.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, deed, indenture, guarantee, security agreement, license, sublicense, lease, sublease or other contract, commitment, agreement, instrument, obligation, undertaking, engagement letter, concession, franchise, license, evidence of Indebtedness or other legally binding arrangement or understanding, whether written or oral.

“Copyrights” means copyrights and any other legally recognized proprietary right or interest in any work of authorship, including moral rights, fixed in a medium of expression, whether or not registered, including all registrations and applications therefor and renewals, extensions and reversions, and all common law rights, statutory rights, administrative rights and contractual rights relating to the foregoing.

“Cover” or “Covered By” shall mean that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim.

“Current Assets” means the current assets of the Company (consisting solely of the line item current asset accounts specified in Exhibit A), calculated in accordance with GAAP (except as otherwise noted on Exhibit A and excluding Cash and including the VAT Reclaim Amount) and using the methodologies set forth on Exhibit A.

“Current Liabilities” means the current liabilities of the Company (consisting solely of the line item current liability accounts specified on Exhibit A), calculated in accordance with GAAP (except as otherwise noted on Exhibit A and excluding Change of Control Payments, VAT obligations, Indebtedness and Seller Transaction Expenses) using the methodologies set forth on Exhibit A.

“D&O Indemnified Parties” is defined in Section 5.2(a).

“D&O Insurance” is defined in Section 5.2(b).

“Damages” means the amount of any loss, deficiency, damage, disbursement, expense, Tax, settlement or judgment, whether or not involving an Action, including reasonable costs of defending any Action, including reasonable attorneys’ and other professionals’ fees and expenses.

“Data Room” means the electronic data room made available to Buyer by the Company in connection with the negotiation of this Agreement, as constituted on or prior to the date that is one Business Day prior to the date hereof.

“Development Milestone Event” is defined in Section 2.13(a).

“Development Milestone Payment” is defined in Section 2.13(a).

“Development Milestone Review Committee” shall mean [***]; provided that if any such member shall withdraw from the Development Milestone Review Committee, such other person as is selected by the remaining members of the Development Milestone Review Committee to replace such withdrawn member.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer contemporaneously with this Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.

“Dispute Notice” is defined in Section 2.12(d).

“Dispute Submission Notice” is defined in Section 2.12(e).

“Dissent Statute” means Section 262 of the DGCL.

“Dissenting Shares” is defined in Section 2.11(a).

“Earnout Period” means, with respect to any Company Product and any country, on a Company Product-by-Company Product and country-by-country basis, the time period commencing on the Effective Time and ending on the latest to occur of: (i) 15 years after such First Commercial Sale in such country, (ii) expiration of any Regulatory Exclusivity for such Company Product in such country or (iii) the expiration of the last-to-expire Valid Claim Covering such Company Product in such country.

“Effect” is defined within the definition of Material Adverse Effect in this Section 1.1.

“Effective Time” means the time when the Merger becomes effective, which shall be the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger.

“Electing Optionholder” is defined in Section 2.8(g).

“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

“Employee Plan” means any program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that provides compensation or benefits of any kind, including, without limitation, (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA, (b) all retirement, medical, disability, life insurance and other welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, post-employment medical, disability, life insurance and other welfare benefit, severance, Code Section 125 flexible benefit, or vacation plans, programs or agreements and (c) all individual employment, retention, termination, severance or other similar agreements, in each case which is sponsored or maintained by, or required to be contributed to by the Company or any ERISA Affiliate or under which the Company may have any Liability.

“Employer Tax Amount” shall mean, with respect to any amount to be paid, the employer portion of any employment Taxes to be paid by the Company, the Surviving Corporation, Buyer or their Affiliates arising out of, or triggered by, the payment of such amount.

“Environmental Law” means any Law relating to: (a) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (b) air (including indoor air), soil, surface, subsurface, groundwater or noise pollution; (c) Releases or threatened Releases; (d) protection of wildlife, endangered species, wetlands or natural resources; (e) underground storage tanks (USTs); (f) above-ground storage tanks (ASTs); (g) health and safety of employees and other Persons; (h) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product; (i) product life-cycle requirements; (j) land use and zoning requirements; and (k) notification requirements relating to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B attached hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Buyer and the Shareholders’ Representative.

“Escrow Amount” means an amount equal to $25,000,000 in cash.

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount, with the Escrow Agent in accordance with the terms of this Agreement, which funds are to be administered by the Escrow Agent pursuant to the provisions of this Agreement and the Escrow Agreement.

“Estimated Closing Statement” is defined in Section 2.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extended IP Representations” is defined in Section 9.1(a)(ii).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Final Closing Cash Payment” is defined in Section 2.12(f)(i).

“Final Closing Statement” is defined in Section 2.12(e).

“Financial Statements” is defined in Section 3.7.

“FIRPTA Certificate” is defined in Section 2.3(a)(iv).

“First Commercial Sale” means the first sale of a Company Product in any country to a Third Party by or on behalf of the Buyer, or any of its Affiliates or Rights Transferees after obtaining Marketing Approval for such Company Product in such country.

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Standing; No Subsidiaries), Section 3.2 (Authorization), and Section 3.3 (Capitalization), clause (a)(i) of Section 3.4 (Noncontravention) and Section 3.21 (Brokers).

“GAAP” means U.S. generally accepted accounting principles, in effect from time to time, consistently applied.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, bureau, department, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any multinational organization or authority, or any quasi-governmental, private body, mediator, arbitrator or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

“Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, genetically modified organism, wastes (including solid, hazardous, extremely hazardous, special, dangerous, or toxic), any substance, chemical or material regulated, listed, limited or defined as such under any Environmental Law, including: (a) any by-products, derivatives, or combinations of such material; (b) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, solvents and waste oil, and mold or other indoor air contaminants; (c) any “hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under Environmental Laws; (d) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste; and (e) any other substance which may be subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“HHS” means the U.S. Department of Health and Human Services, or any successor agency or authority thereto.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or in respect of loans or advances, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), (b) any obligations of such Person to pay the deferred purchase price of property, goods or services (other than accrued Current Liabilities) (c) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, (e) all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on any assets and properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person or contingent liabilities of such Person with respect to the Indebtedness of others, (g) all lease obligations of such Person required in accordance with GAAP to be recorded as capital leases, (h) all obligations of such Person as an account party in respect of drawn amounts under letters of credit and banker’s acceptances, performance bonds, sureties or similar obligations, (i) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), and (j) all obligations under any interest rate, currency or other hedging agreement.

“Intellectual Property” means all intellectual property and proprietary or similar rights of every kind and nature however denominated, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (a) Patent Rights, (b) Marks, (c) Copyrights, (d) Know-How, (e) rights of privacy and publicity and (f) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing.

“IRS” means the Internal Revenue Service of the United States of America.

“IT Systems” is defined in Section 3.13(i).

“Judgment” means any writ, judgment, injunction, order, decree, stipulation, ruling, decision, verdict, determination or award, of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Know-How” means trade secrets and confidential and proprietary information, know-how, ideas, information, data, inventions, discoveries, research and development, works, innovations, compositions, formulations, formulas, practices, procedures, processes, methods, schematics, knowledge, data, databases, data collection, technology, techniques, designs, drawings, product configurations, prototypes, models, improvements, proposals, graphics, illustrations, artwork, manuals, industrial designs, correspondence, algorithms, mask works, circuit designs, documents, apparatus, results and strategies, pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, reports, descriptions, laboratory notebooks, devices, assays, specifications, physical, chemical and biological materials and compounds, cost and pricing information, business and marketing plans and proposals, manufacturing techniques, business methods, customer, supplier, distributor and provider lists, and the like, in each case, in written, electronic, oral or other tangible or intangible form, whether or not patentable, and all rights thereto.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, treaty, ordinance, decision, rule, legally imposed civil duty (such as tort duties), regulation or code of any Governmental Entity.

“Leased Property” is defined in Section 3.11(b).

“Legal Requirement” means any Law, or any Judgment, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Letter of Transmittal” is defined in Section 2.8(b).

“Liabilities” or “Liability” means, with respect to any Person, any and all debts, liabilities and obligations required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any lien, security interest, mortgage, pledge, lease, license, claim, levy, restriction on transfer or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

“Major European Market Country” means the United Kingdom, Germany, France, Spain or Italy.

“Mark” means any trademark, trade name, trade dress, service mark, service name, logo, brand, community design, domain name, website and social media user name, account or handle, metatag, keyword and other website search term, uniform resource locator, geographical identifier or other brand or source identifier and the reputation and goodwill associated therewith, including any and all registrations and applications therefor and all common law rights, statutory rights, administrative rights and contractual rights relating to the foregoing.

“Marketing Approval” means, with respect to any country or regulatory jurisdiction, any registration, authorization or approval of the applicable Regulatory Authority necessary to distribute, sell or market a Company Product in such country or regulatory jurisdiction.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any Effect that is materially adverse to the Company’s business, the Company’s condition (financial or otherwise), results of operations, prospects, assets or Liabilities of the Company, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect relating to the economy in general in the United States or in any other jurisdiction in which the Company has operations or conducts business, or any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, to the extent that such Effects do not disproportionately impact the Company relative to other participants in the industry, (ii) any Effect reasonably attributable to conditions affecting the industry in which the Company participates, to the extent that such Effects do not disproportionately impact the Company relative to other participants in the industry, (iii) any Effect arising from or related to (x) the Parties’ entry into this Agreement, (y) the pendency of the Merger or (z) the consummation of the Merger or any of the other transactions contemplated by this Agreement, or the announcement thereof, including the identity of Buyer, and including any Effect on the relationships, contractual or otherwise, of the Company with regulators, employees, contractors, customers, suppliers, vendors, landlords or partners (including the termination, suspension or modification of any such relationships or the exercise of any contractual rights that arise as a result of the consummation of the Merger); (iv) any Effect arising from or relating to changes in GAAP or Laws or, in either case, the enforcement or interpretation thereof, to the extent that such change does not disproportionately impact the Company relative to other participants in the industry, and (v) any failure, in and of itself, by the Company to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect).

“Material Contract” is defined in Section 3.12(a).

“Materials” means all materials and components related to the Company’s products and product candidates, including all materials and components used in the development and manufacture of, and the manufacturing processes related to, the Company’s products and product candidates.

“Merger Consideration” is defined in Section 2.7(c).

“Merger Sub Common Stock” means the common stock, par value $0.001 per share, of Merger Sub.

“Milestones” means the milestones set forth in Section 2.13(a).

“Most Recent Balance Sheet Date” is defined in Section 3.7.

“MT1621” means any product for the treatment of thymidine kinase (tk2) deficiency which is comprised of or contains (whether individually packaged or formulated or copackaged or coformulated) both of the active pharmaceutical ingredients deoxycytidine (dC) and deoxythymidine (dT).

“MT1621 Backup” means any product for the treatment of thymidine kinase (tk2) deficiency that [***].

“Net Sales” means the aggregate gross invoiced sales prices from sales of Company Products sold or otherwise disposed of by the Buyer, its Affiliates and Rights Transferees (each a “Selling Party”) to any and all Third Party purchasers after deducting, if not previously deducted from the amount invoiced, the following items:

(a) sales returns and allowances actually paid, granted or accrued on the Company Product, including trade quantity, prompt pay and cash discounts and adjustments, granted on account of price adjustments or billing errors;

(b) credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts (such uncollectible amounts not to exceed three percent (3%) of the Net Sales of the Company Product in the applicable calendar quarter) on, Company Products or for rebates or retroactive price reductions;

(c) discounts, price reductions, reimbursements, discounts, rebates and chargeback payments granted to managed health care organizations, wholesalers, distributors, pharmacies and other retailers, group purchasing organizations or other buying groups, health maintenance organizations, health insurance providers, patient assistance or similar programs, pharmacy benefit managers (or equivalents thereof), wholesalers, distributors, national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks);

(d) costs of outbound freight, insurance, and other transportation charges to the extent separately invoiced to the customer and included in gross amounts invoiced;

(e) taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) relating to the sale of such Company Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes;

(f) the portion of administrative or management fees paid during the relevant time period to group purchasing organizations, warehousing chains or pharmaceutical benefit managers relating to such Company Product;

(g) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act that the Selling Party allocates to sales of the Company Products in accordance with the Selling Party’s standard policies and procedures consistently applied across its products; and

(h) any other deductions from amounts invoiced for sales of Company Products not otherwise itemized above but which are hereinafter consistently applied as a reduction to reported revenue across the Selling Party’s products as a result of (and as required by) a change in GAAP after the date hereof.

in each case to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures as consistently applied by the Selling Party, (ii) have not already been deducted or excluded, (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice, and (iv) are determined in accordance with GAAP.

Net Sales shall be calculated on an accrual basis, in a manner consistent with the Selling Party’s accounting policies for external reporting purposes, as consistently applied, in accordance with GAAP. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance the Selling Party’s accounting policies for external reporting purposes, as consistently applied by the Selling Party, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

With respect to any sale of any Company Product in any country for less than fair market value or for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Company Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).

Notwithstanding the foregoing, the following will not be included in Net Sales: (1) sales between or among Selling Parties, (2) any resale of a Company Product by a Third Party Distributor (but shall include Net Sales to such Third Party Distributor), and (3) transfers or dispositions for which the Selling Party does not receive payment such as charitable, compassionate (including pursuant to programs such as “Expanded Access”, “Early Access”, “Named Patient”), promotional, pre-clinical, clinical, regulatory or governmental purposes (but shall include any such transfers or dispositions to the extent a Selling Party receives payment for the Company Product, except where such payment is at or below the cost to supply the Company Product).

In the event that any Company Product is sold as part of a Combination Product (as defined below), the Net Sales for such Combination Product shall be calculated by multiplying the Net Sales of the Combination Product calculated as above by the fraction A/(A+B) where A is the average sale price of the Company Product if sold separately in such country during the applicable calendar quarter and B is the average sale price of the Independent Subproduct(s) (as defined below) included in the Combination Product if sold separately in finished form in such country during the applicable calendar quarter. In the event that the Net Sales of the Company Product or Independent Subproduct(s), when included in a Combination Product, cannot be determined using the method above, then the allocation of Net Sales shall be commercially reasonable and determined by good faith negotiation between the Parties, based on the relative value of the Company Product and the Independent Subproduct(s), consistent with the formula provided above. In addition, in the event that any Company Product is sold with any other product(s) or if any giveaways, discounts, rebates or charge-backs (whether as part of a customer loyalty, bundling or “loss leader” program, or otherwise) are provided for any Company Product to promote or sell other products, the Net Sales for such Company Product shall be no less than the fair market value of such Company Product on a stand-alone basis (excluding any such discounts, rebates or charge-backs).

For purposes of the above, “Combination Product” means any pharmaceutical product comprising a combination of (i) a Company Product and (ii) and one or more additional therapeutically active ingredients (whether coformulated or copackaged) which are not Company Products but which may each or collectively form the basis for a separately saleable product (“Independent Subproduct”). Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “therapeutically active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7)

“Net Working Capital” means an amount (which may be a negative or positive number) in dollars equal to (x) the Current Assets minus (y) the Current Liabilities. For the avoidance of doubt, Net Working Capital shall (i) be calculated prior to the application of purchase accounting and without taking into consideration the transactions contemplated by this Agreement and (ii) exclude any deferred Tax assets or liabilities. By way of example, the Net Working Capital as of August 22, 2019, is set forth on Exhibit A.

“Note Obligation” is defined in Section 2.8(g).

“Off-the-Shelf Software Licenses” means licenses in respect of generally commercially available, “off-the-shelf” software from third parties on general commercial terms used by the Company that (i) is not material to the business, (ii) is not redistributed by or in connection with the Company’s business or incorporated in or necessary for the development of any Company Product, (iii) continues to be widely available on such commercial terms as of the Closing Date, (iv) involves license, maintenance, support, or other fee, royalty or other consideration of less than $25,000 per year in the aggregate and (v) is not open source software.

“Optionholder Note” is defined in Section 2.8(g).

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.

“Overpayment Amount” is defined in Section 2.12(f)(iii).

“Outstanding Shares” means the sum of (i) the total number of shares of Company Capital Stock and (ii) shares of Company Capital Stock underlying Company Options and Company RSU Awards issued and outstanding immediately prior to the Effective Time, calculated on an as converted to Common Stock basis.

“Party” or “Parties” means Buyer, Merger Sub, the Company and the Shareholders’ Representative.

“Patent Rights” means patents and patent applications and all priority applications, international applications, substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

“Paying Agent” is defined in Section 2.3(a)(iii).

“Paying Agent Agreement” means the agreement between the Buyer and the Paying Agent relating to the transactions contemplated hereby, in the form attached hereto as Exhibit C.

“Per Share Closing Consideration” means an amount per share that equals (i)(a) the Closing Cash Payment divided by (b) the number of Outstanding Shares determined as of immediately prior to the Effective Time plus (ii)(a) the Closing Stock Payment divided by (b) the number of Outstanding Shares determined as of immediately prior to the Effective Time.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, certification, exemption, clearance, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following: (a) statutory Liens for Taxes not yet due and payable and not otherwise in default or for Taxes being contested through appropriate proceedings for which the Company has adequate reserves in accordance with GAAP on the Most Recent Balance Sheet; (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable and not otherwise in default; (c) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (d) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby, in each case of clauses (a) through (d), none of which are material to the business, operations or financial condition of the Company so encumbered, either individually or in the aggregate.

“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date, and the portion that begins after the Closing Date for any Tax Period that includes (but does not end on) the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Tax Period that includes (but does not end on) the Closing Date.

“Preferred Stock” means, collectively, each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock of the Company.

“Privileged Communications” is defined in Section 9.12.

“Pro Rata Percentage” means, with respect to each Company Holder, the percentage set forth on the Allocation Schedule under the heading “Pro Rata Percentage” or, solely with respect to Royalty Payments and payments required to be made to Company Holders by the Shareholders’ Representative in accordance with Section 2.9(g), in each case, payable after the fifth anniversary of the Closing Date, “Pro Rata Percentage – Royalty Payments and Section 2.9(g) Payments Paid After the Fifth Anniversary of the Closing Date.”

“Product Sale” means a divesting sale or other disposition of all or substantially all of the rights to Company Products (other than a Rights Transfer Event) during the Earnout Period by Buyer or its Affiliates to a Third Party; provided, that a Product Sale shall not include a sale or disposition of all or substantially all the assets of Buyer (whether by merger, sale of stock, sale of assets or otherwise).

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proposed Final Closing Statement” is defined in Section 2.12(c).

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any foreign and state law counterparts.

“Regulatory Authority” means, with respect to any country or other regulatory jurisdiction, the applicable Governmental Entity responsible for granting Marketing Approval in such country or regulatory jurisdiction, including, in the United States, the FDA.

“Regulatory Authorizations” is defined in Section 3.5(b).

“Regulatory Exclusivity” means, with respect to any country, any form of protection, other than patent protection, granted by a Governmental Entity or by statute in such country which confers exclusive marketing or commercialization rights in such country, including any form of marketing exclusivity, new biologic entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

“Release” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Right of Setoff” is defined in Section 8.3(b)(iii).

“Rights Transfer Event” means any transaction in which Buyer (or its Rights Transferee in a previous Rights Transfer Event) licenses or sub-licenses, or otherwise grants a Third Party the right to develop, manufacture and commercialize any Company Product either throughout the world or in any particular country or region, but shall not include a distribution agreement with a Third Party Distributor pursuant to which such Third Party Distributor purchases from a Selling Party and resells, Company Products.

“Rights Transferee” means a Third Party licensee or sublicensee in a Rights Transfer Event.

“Royalty Payment” is defined in Section 2.13(b).

“Royalty Payment Bonus Plan” means that certain Royalty Payment Bonus Plan to be adopted by the Company (attached hereto as Exhibit I) prior to the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” is defined in Section 9.12.

“Seller Transaction Expenses” means all out of pocket costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement to the extent such costs, fees and expenses are payable or reimbursable by the Company, and unpaid or unreimbursed, as of 11:59 pm (Pacific time) on the day prior to the Closing Date, including (i) the fees and expenses of financial advisors, legal counsel, accountants, consultants and other experts and advisors so incurred and (ii) the cost of acquiring the D&O Insurance as required by Section 5.2(b).

“Selling Party” is defined in Section 1.1 in the definition of “Net Sales.”

“Sensitive Data” means (a) all financial, health or other personal information, including individually identifiable health information, as defined under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act, “individually identifiable health information” as defined under HIPAA and “personal data” as defined by the European Union’s General Data Protection Regulation, which identifies or which can be used to identify, an individual; (b) information required by any applicable Law, government entity, governmental order, or industry standard or requirement to be encrypted, masked or otherwise protected from disclosure; (c) government identifiers that are not publicly available, such as Social Security or other individual tax identification numbers, driver’s license numbers and other government-issued identification numbers; (d) financial account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; and (e) passwords or log-in credentials for accessing accounts.

“Series A Conversion” is defined in Section 5.16.

“Series A-1 Preferred Stock” is the Series A-1 Preferred Stock, par value $0.0001, of the Company.

“Series A-2 Preferred Stock” is the Series A-2 Preferred Stock, par value $0.0001, of the Company.

“Severance Obligations” means any obligations with respect to any payment or other form of compensation, including the Employer Tax Amount payable thereon or triggered thereby, that is (a) contingent on the occurrence of any other event following the Closing, including a termination of employment, (b) due or payable in respect of any employee of the Company who is not offered continued employment with Buyer or any of its Subsidiaries as of the Closing, or (c) who is terminated (constructively or otherwise) on or prior to the Closing at the request of Buyer; provided, however, that in no event shall the change of control bonuses payable under item (c) of the definition of Change of Control Payments to the Company Personnel set forth on Schedule 1.1-A, including the Employer Tax Amount thereon or triggered thereby, be considered Severance Obligations.

“Shareholder Approval” is defined in Section 3.2(b).

“Shareholders’ Representative” is defined in Section 2.9(a).

“Shareholders’ Representative Fund” is defined in Section 2.9(f).

“Shareholders’ Representative Fund Amount” means an amount equal to $600,000.

“Straddle Period” means any Tax Period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Return” is defined in Section 5.1(e)(iii).

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Surviving Corporation” is defined in Section 2.1.

“Target Net Working Capital” means [***].

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (a) any income, capital gains, branch profits, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, excise (including any excise tax under Section 4191 of the Code), value added, ad valorem, franchise, capital stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible or intangible), premium, environmental, windfall profits, escheat, customs duties, or other taxes of any kind or any fees, charges, levies, excises, duties or assessments in the nature of taxes, together with any interest, penalties or addition thereto; (b) any Liability for the payment of any amount of any type described in clause (a) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax Period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise.

“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, collection or imposition of Taxes.

“Tax Matter” is defined in Section 5.1(g)(i).

“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Representations” is defined in Section 9.1(a)(iii).

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes (domestic or foreign).

“Territory” means all countries, jurisdictions and territories worldwide.

“Third Party” means any Person other than Buyer or the Company or their respective Affiliates.

“Third Party Distributor” means any Third Party appointed by the Buyer or its Affiliates to distribute, market, and sell a Company Product, with or without packaging rights, in one or more countries in the Territory, in circumstances where such Third Party purchases Company Product from the a Selling Party for resale and takes title to such Company Product but does not make any royalty, profit or revenue share, or other similar payment to the Buyer or its Affiliates with respect to its resale of such Company Product.

“Transaction Document” means, collectively, this Agreement and each other document to be executed or delivered in connection with the transactions contemplated hereby.

“Transaction Expense Schedule” is defined in Section 2.3(a)(ii).

“Transfer Taxes” means all transfer, sale and use, registration, documentary or mortgage recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any transactions contemplated hereby.

“United States” or “U.S.” means the United States of America, its territories and possessions, including Puerto Rico.

“Valid Claim” means any claim of (a) an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise or (b) a pending patent application that has been pending for less than seven (7) years from its earliest priority date.

“VAT Reclaim Amount” means the VAT import tax reclaim in the amount of $280,000.

“Withholding Person” is defined in Section 2.15.

“Working Capital Decrease” means the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital.

“Working Capital Increase” means the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital.

“Written Consent” means the written consent of the Company Holders (other than Company Award Holders) adopting this Agreement, approving the principal terms of the Merger and waiving any appraisal or dissenters’ rights, in each case in accordance with this Agreement and the DGCL.

Section 1.2 Descriptive Headings; Certain Interpretations.

(a) Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

(b) Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(i) “or” has the inclusive meaning represented by the phrase “and/or”;

(ii) “include”, “includes” and “including” are not limiting;

(iii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv) “date hereof” refers to the date of this Agreement set forth in the preamble;

(v) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented;

(viii) references to a Person are also to its permitted successors and assigns;

(ix) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement;

(x) words importing the masculine gender include the feminine or neuter and, in each case, vice versa;

(xi) “day” or “days” refers to calendar days;

(xii) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(xiii) the language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party; and

(xiv) all references to “dollars” or “$” shall be references to U.S. dollars.

Section 1.3 Representation by Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Buyer.

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall be held at the offices of Fenwick & West LLP, 1191 2nd Avenue, Seattle, Washington 98101, on September 6, 2019, or at such earlier time, date and place as the Parties may mutually agree in writing (or, if the conditions set forth in Article 6 hereof (other than such conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have not been then satisfied or waived, no later than three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article 6 hereof (other than such conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

Section 2.3 Certain Actions.

(a) At, or prior to, the Closing, the Company shall deliver (or cause to be delivered) to Buyer the following:

(i) the Allocation Schedule, which shall be delivered at least two Business Days prior to the Closing Date;

(ii) a schedule setting forth all Seller Transaction Expenses payable in connection with Closing (other than the Change of Control Payments), based on the Estimated Closing Statement, including the recipient of such Seller Transaction Expenses and wire transfer instructions (the “Transaction Expense Schedule”), which shall be delivered at least two Business Days prior to the Closing Date;

(iii) a schedule setting forth all Change of Control Payments, including each recipient of such Change of Control Payments, the amounts to be paid to such recipient (before any applicable Tax withholding), whether such Change of Control Payments are to be paid through the payroll process of the Surviving Corporation, and, with respect to any Change of Control Payments not paid through the payroll process of the Surviving Corporation, but rather by Wilmington Trust, N.A, in its capacity as the paying agent for Buyer (the “Paying Agent”), the wire transfer instructions or mailing address for payment to be made (the “CoC Payment Schedule”), which shall be delivered at least two Business Days prior to the Closing Date;

(iv) the Written Consent duly executed by (i) ninety-five percent (95%) of the holders of Company Capital Stock and (ii) an Equity Award Cancellation Agreement duly executed by all Company Award Holders who are employees, or members of the Board of Directors, of the Company as of the date hereof;

(v) the general release of claims in the form attached hereto as Exhibit D, duly executed as of a date no earlier than the Closing Date by the Company Personnel identified on Section 2.3(a)(v) of the Disclosure Schedule (the “Company Personnel Releases”);

(vi) a certificate in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that the Company is not as of the Closing Date and was not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code, along with written authorization for Buyer to deliver such certificate to the Internal Revenue Service on behalf of the Company upon Closing (together, the “FIRPTA Certificate”); it being understood that if the Company fails to deliver such FIRPTA Certificate, Buyer shall be entitled to treat the Company as a “United States real property holding corporation” as defined in Section 897 of the Code and withhold, or cause to be withheld, such amount as may be required to be withheld under Section 1445 of the Code;

(vii) the Escrow Agreement, duly executed by the Shareholders’ Representative;

(viii) a certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c);

(ix) a certificate of the Secretary or an authorized member of the Board of Directors of the Company dated as of the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Transaction Documents; (B) to the incumbency and specimen signature of each officer or an authorized member of the Board of Directors of the Company executing this Agreement and/or the Transaction Documents; and (C) that attached thereto are true and complete copies of the Charter and the Company’s bylaws; and

(x) a copy of the Royalty Payment Bonus Plan as approved by the Company’s board of directors.

(b) At, or prior to, the Closing, Buyer shall:

(i) deliver the Paying Agent Agreement, duly executed by Buyer and the Paying Agent;

(ii) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iii) deposit with the Paying Agent such portion of the Closing Cash Payment payable to the Company Holders other than the Company Award Holders, less the aggregate Note Obligations, and pay to the Surviving Corporation the aggregate Note Obligations and such portion of the Closing Cash Payment payable to the Company Award Holders to be distributed by the Surviving Corporation through the payroll process of the Surviving Corporation, subject to applicable Tax withholding;

(iv) deliver an instruction letter to Buyer’s transfer agent to issue the Closing Stock Payment in the names and amounts set forth on the Allocation Schedule;

(v) pay the Seller Transaction Expenses as set forth on the Estimated Closing Statement to the applicable recipients thereof at the wire instructions set forth on the Transaction Expense Schedule;

(vi) pay the Change of Control Payments not paid through the payroll process of the Surviving Corporation as set forth on Estimated Closing Statement to the applicable recipients thereof at the wire instructions or mailing address as set forth on the CoC Payment Schedule;

(vii) pay the Shareholders’ Representative Fund Amount, to the Shareholders’ Representative in accordance with Section 2.9(f); and

(viii) pay to the Surviving Corporation, as applicable, the Change of Control Payments payable by the Surviving Corporation with respect thereto, to be distributed by the Surviving Corporation through the payroll process of the Surviving Corporation, subject to applicable withholding.

(ix) a certificate, duly executed by the Chief Executive Officer or Chief Financial Officer of Buyer, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(c) At the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation; provided, however, that Article 1 of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Zogenix TK2d Corp.”

Section 2.6 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

Section 2.7 Conversion of Capital Stock, Company Options and Company RSU Awards. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, Merger Sub or any Company Holder:

(a) each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(b) each share of Company Capital Stock that is held by the Company as treasury stock or owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor;

(c) except as provided in Section 2.7(b), each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted into the right to receive, without interest and subject to Section 2.8 and Section 2.9, the following payments (collectively, the “Merger Consideration”):

(i) at the Closing, the Per Share Closing Consideration, which Per Share Closing Consideration shall be set forth in the Allocation Schedule, provided, that the number of shares of Buyer Common Stock that each Company Holder is to receive shall be rounded down to the nearest whole number of shares of common stock after aggregating all common stock such Company Holder is otherwise entitled to pursuant to this Section 2.7(c) (with the Per Share Closing Consideration to be reduced by the Note Obligation, if any, of such Company Holder);

(ii) when and if released from escrow, each Company Holder’s respective Pro Rata Percentage of the Escrow Fund, which Pro Rata Percentage shall be set forth in the Allocation Schedule;

(iii) when and if released in accordance with Section 2.9(g), each Company Holder’s respective Pro Rata Percentage of any payments required to be made to Company Holders by the Shareholders’ Representative in accordance with Section 2.9(g), which Pro Rata Percentage shall be set forth in the Allocation Schedule;

(iv) when and if released in accordance with Section 2.12, each Company Holder’s Pro Rata Percentage of any payments required to be made to Company Holders in accordance with Section 2.12, which Pro Rata Percentage shall be set forth in the Allocation Schedule; and

(v) when and if earned, each Company Holder’s respective Pro Rata Percentage of the Contingent Payments (if any) payable pursuant to Section 2.13, which Pro Rata Percentage shall be set forth in the Allocation Schedule.

(d) Each Company Option and Company RSU Award that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be terminated and cancelled at the Effective Time and shall not be assumed by Buyer. Upon cancellation thereof, each Company Option and Company RSU Award (whether or not vested) shall be converted into and represent the right to receive and the holder thereof will receive, subject to Section 2.9, with respect to each share of Company Common Stock underlying such Company Option or Company RSU Award, as the case may be, subject to applicable Tax withholding:

(i) (A) in the case of Company Options, the Per Share Closing Consideration minus the per share exercise price of such Company Option, which exercise price shall first be deducted from the cash portion of the Per Share Closing Consideration and (B) in the case of Company RSU Awards, the Per Share Closing Consideration;

(ii) when and if released from escrow, each Company Award Holder’s respective Pro Rata Percentage of the Escrow Fund in respect of such Company Option or Company RSU Award, which Pro Rata Percentage shall be set forth in the Allocation Schedule;

(iii) when and if released in accordance with Section 2.9(f), each Company Award Holder’s respective Pro Rata Percentage in respect of such Company Option or Company RSU Award of any payments required to be made to Company Holders by the Shareholders’ Representative in accordance with Section 2.9(f), which Pro Rata Percentage shall be set forth in the Allocation Schedule; provided, however, that such amounts shall in no event be paid more than five years following the Closing Date;

(iv) when and if released in accordance with Section 2.12, each Company Award Holder’s respective Pro Rata Percentage in respect of such Company Option or Company RSU Award of any payments required to be made to Company Holders in accordance with Section 2.12, which Pro Rata Percentage shall be set forth in the Allocation Schedule; and

(v) when and if earned, each Company Award Holder’s respective Pro Rata Percentage in respect of such Company Option or Company RSU Award of the Contingent Payments (if any) payable pursuant to Section 2.13, which Pro Rata Percentage shall be set forth in the Allocation Schedule; provided, however that such amounts related to Royalty Payments shall in no event be paid more than five years following the Closing Date.

(e) The shares of Company Capital Stock, Company Options and Company RSU Awards converted into the right to receive a portion of the Merger Consideration in accordance with this Section 2.7 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive a portion of the Merger Consideration. The right of any Company Holder to receive a portion of the Merger Consideration shall be subject to and reduced by the amount of any Tax withholding that is required under applicable Law.

Section 2.8 Payment Procedures.

(a) Closing Allocation. Subject to Section 2.8(f), at, or prior to, the Closing, the Buyer will deposit, or cause to be deposited, (i) with the Paying Agent such portion of the Closing Cash Payment payable to the Company Holders other than the Company Award Holders and less the aggregate Note Obligations, and pay to the Surviving Corporation such aggregate Note Obligations and such portion of the Closing Cash Payment payable to the Company Award Holders to be distributed by the Surviving Corporation through the payroll process of the Surviving Corporation, subject to applicable withholding, (ii) with the Escrow Agent, the Escrow Amount and (iii) with the Shareholders’ Representative, the Shareholders’ Representative Fund Amount. At, or prior to the Closing, the Buyer shall deliver a letter of instruction to the Buyer’s transfer agent to issue the Closing Stock Payment in the names and amounts set forth on the Allocation Schedule.

(b) Surrender and Payment Procedures. As soon as reasonably practicable after the date hereof (but in no event later than one (1) Business Day after the date hereof), Buyer will instruct the Paying Agent to mail (as soon as reasonably practicable following delivery by the Company of the information and documents the Paying Agent reasonably requests to effect such mailing) to each Company Holder (other than the Company Award Holders, the procedure for which is described in clause (f) below), (i) a letter of transmittal, in the form set forth in Exhibit E, which will specify that delivery will be effected, and risk of loss and title to any Certificate(s) formerly representing Company Capital Stock will pass, only upon receipt of such Certificate(s) by the Paying Agent (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificate(s) formerly representing all the Company Capital Stock held by such

Company Holder in exchange for the Merger Consideration payable to such Company Holder. Such payment is conditioned upon (i) the due execution and delivery of such Letter of Transmittal, (ii) a properly executed Form W-9 or Form W-8BEN (or W-8BEN-E) or other applicable Form W-8, if applicable, from such holder in form and substance acceptable to the Paying Agent and (iii) any other documents as may be reasonably requested by the Paying Agent or the Buyer’s transfer agent. As soon as reasonably practicable after the Effective Time after receipt by the Paying Agent of Certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing all the Company Capital Stock held by any Company Holder for cancellation, together with such duly executed Letter of Transmittal and any other documents as may be reasonably requested by the Paying Agent (but in no event more than five (5) Business Days after the receipt of such materials), the Paying Agent will, in exchange therefor and in reliance on the representations and warranties herein and therein, deliver to such Company Holder the cash portion of the Per Share Closing Consideration and the Transfer Agent shall promptly provide a statement reflecting the book entry position of the stock portion of the Per Share Closing Consideration issued to such Company Holder.

(c) Alternative Payee and Taxes. If payment of any portion of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) are registered, it will be a condition of payment that the Person requesting such payment (A) will have paid any Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and will have established to the satisfaction of the Buyer that such Taxes have been paid, or (B) will have established to the satisfaction of the Buyer that such Taxes are not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8, each certificate formerly representing Company Capital Stock will be deemed to represent for all purposes only the right to receive the applicable consideration set forth in this Article 2, if any, in respect of such interests formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Buyer will be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to the Company Holders and thereafter such holders will be entitled to look only to the Buyer (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to such holder’s applicable payment, upon and subject to delivery of the duly executed applicable Letter of Transmittal, as applicable, and, with respect to any Company Holder, upon due surrender of their certificates formerly representing such interests, without any interest thereon. Notwithstanding the foregoing, none of the Buyer, the Surviving Corporation or the Paying Agent will be liable to any Company Holder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) has been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to the Buyer and the Paying Agent, the Buyer or Paying Agent will pay such holder the payment to which such holder is entitled, as provided in this Article 2; provided, however, that the Buyer may, in its sole discretion and as a condition precedent to issuing such payment, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to the Buyer and a bond in such sum as the Buyer may reasonably direct as indemnity, not to exceed the amount of the Company Holder’s Merger Consideration, against any claim that may be made against the Buyer or the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(f) Company Options and Company RSU Awards. As soon as reasonably practicable after the date hereof (but in no event later than five (5) Business Days after the date hereof), the Company shall distribute to each Company Award Holder an Equity Award Cancellation Agreement in substantially the form attached hereto as Exhibit F (an “Equity Award Cancellation Agreement”). Subject to Buyer’s receipt of a duly-executed Equity Award Cancellation Agreement from the applicable Company Award Holder, the Buyer shall, or shall cause the Surviving Corporation to (i) pay each such Company Award Holder, as promptly as practicable through its payroll (and in any event no later than the next payroll period of the Buyer or the Surviving Corporation after the Closing Date), such Company Award Holder’s share of the cash portion of the Closing Merger Consideration in accordance with the Allocation Schedule, and (ii) cause the Buyer’s transfer agent to deliver a statement reflecting such Company Award Holder’s shares of Buyer Common Stock, if any, in book entry, which amounts shall be paid less any applicable tax withholding required by applicable Law. For the avoidance of doubt, all applicable Tax withholding for the Per Share Closing Consideration payable to a Company Award Holder (including any portion paid in the form of Buyer Common Stock, if any) shall be deducted from the portion of such Per Share Closing Consideration payable in cash to such Company Award Holder. The Company shall use its reasonable best efforts to obtain executed Equity Award Cancellation Agreements from all Company Award Holders prior to the Closing Date.

(g) Optionholder Notes. Each holder of Company Options as of the date of this Agreement who elects to exercise his or her Company Options prior the Effective Time may elect to execute a promissory note in the form attached hereto as Exhibit G (the “Optionholder Note”) for the purpose of paying the applicable exercise price and any applicable withholding Taxes payable by such holder with respect to the exercise of such Company Options (each holder who so elects is referred to herein as an “Electing Optionholder”). The amount of each Optionholder Note shall be referenced as the “Note Obligation” and reflected on the Allocation Spreadsheet opposite the name of each Electing Optionholder. The Note Obligations, plus any interest due at the time of repayment of the Optionholder Notes, shall be repaid by each Electing Optionholder automatically by offsetting the Note Obligation against the portion of the Closing Consideration to be paid in cash to such Electing Optionholder.

Section 2.9 Shareholders’ Representative.

(a) By voting in favor of or consenting to the Merger or by surrendering or delivering to the Paying Agent or the Company (or its designee payroll service provider), as applicable, an executed Letter of Transmittal to the Paying Agent, in exchange for the consideration to be paid in accordance with this Agreement, each Company Holder irrevocably approves the depositing of the funds held in the Shareholders’ Representative Fund and the constitution and appointment of, and hereby irrevocably constitutes and appoints Shareholder Representative Services LLC as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Company Holders and each of them (the “Shareholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, this Agreement, the Paying Agent Agreement or any agreements ancillary hereto, including for purposes of taking any action or omitting to take any action on behalf of each Company Holder hereunder to:

(i) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Shareholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Paying Agent Agreement, or in connection with any of the matters set forth in clauses (ii) through (xi) of this Section 2.9(a);

(ii) following the Closing, amend any terms of this Agreement related to the Development Milestone Events and the associated payment amounts and timing thereof, Buyer’s obligation to develop and seek Marketing Approval of MT1621 and the Development Milestone Review Committee’s rights to information related to the Development Milestone Events;

(iii) receive funds, make payments of funds and give receipts for funds;

(iv) do or refrain from doing any further act or deed on behalf of the Company Holders that the Shareholders’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement as fully and completely as the Company Holders could do if personally present;

(v) administer the defense or settlement of any disputes regarding the Closing Cash Payment adjustment pursuant to Section 2.12 and agreeing to or negotiating the Final Closing Statement and Final Closing Cash Payment;

(vi) administer the defense or settlement of any disputes regarding any Contingent Payments pursuant to Section 2.13;

(vii) contest any claims for indemnification pursuant to Section 8.1, to deliver any Claim Dispute Notice pursuant to Section 8.4, and to administer the defense or settlement of any such claims for indemnification, and of any disputes with respect thereto;

(viii) give any written direction to the Paying Agent;

(ix) give or receive notices to be given or received by the Company Holders under this Agreement, or the Paying Agent Agreement (except to the extent that this Agreement, or the Paying Agent Agreement expressly contemplates that any such notice shall be given or received by each Company Holder individually);

(x) receive service of process in connection with any claims under this Agreement or the Paying Agent Agreement; and

(xi) take any other action that, pursuant to the express terms hereof, is to be (or which may be taken by) the Shareholders’ Representative.

All actions, notices, communications and determinations by or on behalf of the Company Holders shall be given or made by the Shareholders’ Representative and all such actions, notices, communications and determinations by the Shareholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Company Holders, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. Without limiting the rights and obligations of the Company, Buyer and Merger Sub under this Agreement, the Shareholders’ Representative shall be entitled to: (i) rely upon the Estimated Closing Statement, Allocation Schedule, the Transaction Expense Schedule, and the CoC Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Holder.

(b) The Shareholders’ Representative may resign at any time. If the Shareholders’ Representative resigns, dies or becomes legally incapacitated, then a majority of the Company Holders, based on their respective Pro Rata Percentages, shall promptly designate in writing to Buyer a single Person to fill the Shareholders’ Representative vacancy as the successor Shareholders’ Representative hereunder. If at any time there shall not be a Shareholders’ Representative or the Company Holders fail to designate a successor Shareholders’ Representative, then Buyer may have a court of competent jurisdiction appoint a Shareholders’ Representative hereunder. A majority of the Company Holders, based on their respective Pro Rata Percentages, may also replace the Person serving as the Shareholders’ Representative from time to time and for any reason upon at least ten (10) days’ prior written notice to Buyer.

(c) The Shareholders’ Representative shall act for the Company Holders on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative reasonably believes to be in the best interest of the Company Holders. The Shareholders’ Representative is authorized to act on behalf of the Company Holders notwithstanding any dispute or disagreement among the Company Holders. In taking any actions as Shareholders’ Representative, the Shareholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Shareholders’ Representative reasonably believes to be authorized thereunto. The Shareholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Shareholders’ Representative. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Holders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the

Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Holders, any such Representative Losses may be recovered by the Shareholders’ Representative from (i) the funds in the Shareholders’ Representative Fund and (ii) the Escrow Fund, any Development Milestone Payment or any Royalty Payment, in each case only at or after such time as remaining amounts would otherwise be distributable to the Company Holders; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement. Except for this Agreement and the Shareholders’ Representative engagement letter, the Shareholders’ Representative has not entered into any Contract, arrangement or understanding with the Company or any Company Holder, and the Company Holders do not have any requirements, prerequisites or veto rights in connection with the Shareholders’ Representative’s fulfillment of its obligations or exercise of its rights under this Agreement other than as set forth in such engagement letter.

(d) The Shareholders’ Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Shareholders’ Representative. In addition, the Shareholders’ Representative shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law; provided that (i) the Shareholders’ Representative may disclose such nonpublic information to legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the Company Holders on any information disclosed to such Shareholders’ Representative pursuant to this Agreement), (ii) the Shareholders’ Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information disclosed to the Shareholders’ Representative pursuant to this Agreement in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) and (iii) the Shareholders’ Representative may disclose to employees, advisors, agents or consultants of the Shareholders’ Representative and to any Company Holder (in each case who have a need to know such information and who are subject to confidentiality obligations with respect thereto) any such nonpublic information disclosed to the Shareholders’ Representative.

(e) Buyer shall be entitled to rely on the authority of the Shareholders’ Representative as the agent, representative and attorney-in-fact of the Company Holders for all purposes under this Agreement and shall have no Liability for any such reliance. No Company Holder may revoke the authority of the Shareholders’ Representative. Each Company Holder, by voting in favor of or consenting to the Merger or by surrendering or delivering a Certificate or an affidavit in lieu thereof to the Paying Agent or the Company (or its designee payroll service provider), as applicable, along with an executed Letter of Transmittal hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Shareholders’ Representative in the exercise of the power-of-attorney granted to the Shareholders’ Representative pursuant to this Section 2.9, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Company Holder.

(f) At the Closing, Buyer shall pay the Shareholders’ Representative Fund Amount to the Shareholders’ Representative, which shall be maintained by the Shareholders’ Representative in a segregated account (the aggregate amount of cash so held by the Shareholders’ Representative from time to time, the “Shareholders’ Representative Fund”). The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Company Holders shall not receive interest or other earnings on the Shareholders’ Representative Fund and the Company Holders irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may have in any interest that may accrue on funds held in the Shareholders’ Representative Fund. The Company Holders acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations or advice. The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Shareholders’ Representative Fund other than as a result of its bad faith, gross negligence or willful misconduct. For Tax purposes, the Shareholders’ Representative Fund shall be treated in accordance with Section 5.1(f). The Shareholders’ Representative shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of its duties (including the reasonable fees and expenses of counsel) under this Agreement from the Shareholders’ Representative Fund; provided that if the Shareholders’ Representative Fund is insufficient to pay such expenses, then the Shareholders’ Representative shall be reimbursed directly from the Company Holders on a several basis (and not a joint and several basis) according to their respective Pro Rata Percentages.

(g) Upon the determination of the Shareholders’ Representative that the Shareholders’ Representative Fund is to be distributed to the Company Holders, (i) the Shareholders’ Representative shall calculate the amount to be distributed to the Company Holders after (A) payment of all of the Shareholders’ Representative’s out-of-pocket expenses incurred in connection with its services as Shareholders’ Representative and (B) deduction of the Employer Tax Amount payable on or triggered by such payment of the portion of such amount to be paid to the Company Award Holders by the Surviving Corporation with the amount in clause (B) to be calculated iteratively, (ii) deposit with the Paying Agent such portion of the resulting amount payable to the Company Holders other than the Company Award Holders, and (iii) pay to the Surviving Corporation such portion of the resulting amount payable to the Company Award Holders plus the Employer Tax Amount calculated in clause (i)(B) above. The Paying Agent and the Surviving Corporation, as applicable, shall make payments to the Company Holders pursuant to the Allocation Schedule, less any applicable Tax withholding required by applicable Law; provided, however, than such amounts payable to the Company Award Holders shall in no event be paid more than five years following the Closing Date. Any portion of the Shareholders’ Representative Fund that remains undeliverable or unclaimed after twelve (12) months of the initial delivery attempt (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity by Law) shall become, to the extent permitted by Law, including any abandoned property, escheat or similar Law, the property of Buyer, free and clear of any claims or interest of any Person previously entitled thereto. The Shareholders’ Representative Fund shall not be available to Buyer to satisfy any claims in connection with this Agreement or the transactions contemplated hereby.

Section 2.10 Close of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company unless and until reopened by the Surviving Corporation. From and after the Effective Time, no shares of Company Capital Stock shall be deemed to be outstanding, and the holders of shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

Section 2.11 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who (i) voted against the Merger (if submitted for approval at a meeting of shareholders); (ii) did not consent in writing to the Merger (if submitted for approval by written consent in lieu of a meeting); or (iii) has not otherwise contractually waived its rights of dissent and appraisal, and, in each case, who has exercised and perfected its rights of dissent and appraisal for such shares in accordance with the Dissent Statute and has not effectively withdrawn or lost such rights of dissent and appraisal (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.7 and the holder or holders of such Dissenting Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the Dissent Statute. Each holder of Dissenting Shares who, pursuant to the Dissent Statute, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the Dissent Statute (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

(b) Notwithstanding the provisions of Section 2.11(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s rights to dissent and appraisal under the Dissent Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under the Dissent Statute, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.7, without interest, following surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 2.8 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of the documents, if required, described in Section 2.8.

(c) After the Effective Time, the Surviving Corporation shall give the Shareholders’ Representative prompt notice of any written demands for appraisal, negotiations between the Surviving Corporation and any holders of Dissenting Shares, withdrawals of demands for appraisal and any other related instruments served on or by the Surviving Corporation.

Section 2.12 Closing Cash Payment Adjustment.

(a) Estimated Closing Statement. No later than four (4) Business Days prior to the Closing Date, the Company shall prepare in good faith and provide to Buyer a statement setting forth in reasonable detail its good faith estimate of the estimated Closing Net Working Capital, the estimated Closing Indebtedness Amount, the estimated Closing Cash Amount, the estimated Seller Transaction Expenses and the estimated Change of Control Payments (the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles.

(b) Estimated Closing Cash Payment. The amount of the Closing Cash Payment shall be calculated using the estimated Closing Net Working Capital, estimated Closing Indebtedness Amount, the estimated Closing Cash Amount, the estimated Seller Transaction Expenses and the estimated Change of Control Payments set forth in the Estimated Closing Statement, which shall be subject to a “true-up” adjustment after the Closing pursuant to Section 2.12(f).

(c) Proposed Final Closing Statement. Not later than ninety (90) days after the Closing Date, Buyer shall prepare or cause to be prepared, and deliver to the Shareholders’ Representative, a statement setting forth in reasonable detail its proposed final determination of the Closing Net Working Capital, Closing Indebtedness Amount, the Closing Cash Amount, the Seller Transaction Expenses and the Change of Control Payments (the “Proposed Final Closing Statement”). The Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and in accordance with the definitions in this Agreement. Notwithstanding anything to the contrary in this Agreement, any calculations with respect to Taxes in the Estimated Closing Statement and the Proposed Final Closing Statement shall be calculated as of the end of the day on the Closing Date taking into account the effect of the transactions contemplated by this Agreement. The Shareholders’ Representative and its Representatives shall have reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation for purposes of assisting the Shareholders’ Representative and its Representatives in their review of the Proposed Final Closing Statement and the Buyer shall cooperate with the Shareholders’ Representative and its Representatives in good faith in connection with such review; provided, that such access shall be limited to normal business hours.

(d) Dispute Notice. The Proposed Final Closing Statement will be final, conclusive and binding on the Parties unless the Shareholders’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Shareholders’ Representative of the Proposed Final Closing Statement. Any Dispute Notice must set forth, based upon the information available to the Shareholders’ Representative, in reasonable detail the Shareholders’ Representative’s alternative calculation of the Closing Net Working Capital, the Closing Indebtedness Amount, the Closing Cash Amount, the Seller Transaction Expenses and the Change of Control Payments, as applicable. For the avoidance of doubt, any item not included in the Dispute Notice shall be considered final and binding.

(e) Resolution of Disputes. Buyer and Shareholders’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. If the Parties have not resolved the matters raised in any Dispute Notice, within ten (10) Business Days after the date of delivery of any Dispute Notice pursuant to Section 2.12(d) either Buyer or Shareholders’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by Buyer and the Shareholders’ Representative (the “Accounting Firm”). In the event that an Accounting Firm has not been selected by mutual agreement of Buyer and the Shareholders’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Buyer and the Shareholders’ Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Surviving Corporation operates shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm provide for a calculation of the Closing Net Working Capital, the Closing Indebtedness Amount, the Closing Cash Amount, the Seller Transaction Expenses or the Change of Control Payments that is less than or greater than the calculation thereof shown in the Proposed Final Closing Statement or less than or greater than the Shareholders’ Representative’s alternative calculation thereof shown in the Dispute Notice. The fees and expenses of the Accounting Firm shall be borne equally by Buyer and the Shareholders’ Representative (on behalf of the Company Holders). The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the Parties. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the Parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.12(e), is referred to herein as the “Final Closing Statement”. Each of the Parties to agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f) Closing Cash Payment Adjustment. If any of the Closing Net Working Capital, the Closing Indebtedness Amount, the Closing Cash Amount, the Seller Transaction Expenses or the Change of Control Payments (as finally determined pursuant to this Section 2.12 and as set forth in the Final Closing Statement) differs from the estimated amount thereof set forth in the Estimated Closing Statement, the following shall occur:

(i) the Closing Cash Payment shall be recalculated using the Closing Net Working Capital, the Closing Indebtedness Amount, the Closing Cash Amount, the Seller Transaction Expenses or the Change of Control Payments, as applicable, in the Final Closing Statement in lieu of the Closing Net Working Capital, the Closing Indebtedness Amount, the Closing Cash Amount or the Seller Transaction Expenses, as applicable, in the Estimated Closing Statement (such recalculated Closing Cash Payment, the “Final Closing Cash Payment”);

(ii) if the Final Closing Cash Payment exceeds the Closing Cash Payment paid at Closing, Buyer shall, within five (5) Business Days, (A) calculate the amount of such excess to be paid to the Company Holders, after deduction of the Employer Tax Amount payable on or triggered by the payment of the portion of such amount to be paid to the Company Award Holders by the Surviving Corporation, with the amount in this clause (A) to be calculated iteratively, (B) deliver or cause to be delivered to the Paying Agent by wire transfer of immediately available funds, a portion of the resulting excess amount for further disbursement to the Company Holders other than the Company Award Holders, and (C) deliver to the Surviving Corporation the balance of such resulting excess amount for further disbursement to the Company Award Holders, in the case of clauses (B) and (C) above, each pro rata in accordance with their respective Pro Rata Percentages as a portion of the Merger Consideration payable to the Company Holders pursuant to Section 2.7(c) or Section 2.7(d), as applicable. The Shareholders’ Representative shall calculate the amount to be distributed to each Company Holder according to each Company Holder’s respective Pro Rata Percentage and the Paying Agent or the Surviving Corporation, as applicable, shall disburse such amounts to the Company Holders, less applicable Tax withholding; or

(iii) if the Final Closing Cash Payment is less than the Closing Cash Payment paid at Closing (such shortfall, the “Overpayment Amount”), the Shareholders’ Representative and Buyer shall, within five (5) Business Days, instruct the Escrow Agent to release from the Escrow Fund the lesser of (x) the Overpayment Amount and (y) the then-existing balance of the Escrow Fund to Buyer by wire transfer of immediately available funds, to the account designated by Buyer, such Overpayment Amount; provided that payment from the Escrow Fund shall be the Buyer’s sole and exclusive remedy for the payment of the Overpayment Amount. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Buyer for the payment of the Overpayment Amount shall be asserted directly against any of the Company Holders.

Section 2.13 Contingent Payments.

(a) Development Milestones. Subject to the Right of Setoff, Buyer shall make the payments described in Table 1 below (each, a “Development Milestone Payment”) following the first achievement or occurrence by or on behalf of the Buyer, a Rights Transferee or their respective Affiliates, of the corresponding event with respect to MT1621 or a MT1621 Backup (each a “Development Milestone Event”) described in the row to the left of such payment in Table 1. In no event shall more than one Development Milestone Payment be due for either of the two Development Milestone Events in Table 1.

Table 1
No.	Development Milestone Event	Development Milestone Payment
1	First Marketing Approval for MT1621 or a MT1621 Backup in the United States	$100,000,000.00

2	First Marketing Approval for MT1621 or a MT1621 Backup by either (a) the European Commission or (b) any one of the Major European Market Countries.	$50,000,000.00

For clarity, if the two components of MT1621 are individually approved or if the applicable MT1621 Backup contains two components that are individually approved (i.e., any combination set forth in sub-clause (2) of the definition of MT1621 Backup) then the Development Milestone Events set forth in Table 1 above shall be deemed achieved upon obtaining Marketing Approval for both components in the applicable territory.

(i) From and after the Closing Date, not more than once during any six month period, Buyer shall schedule a meeting between the Development Milestone Review Committee and a senior representative of the Buyer, (a “Buyer Representative”) having knowledge of, and actively involved in managing, Buyer’s efforts to achieve the Development Milestone Events, by telephone conference, and such Buyer Representative shall provide a reasonable update on the progress of achieving the Development Milestone Events, and respond in reasonable detail, during such meeting if practicable (or, if not then practicable, as soon as reasonably practicable thereafter), to the Development Milestone Review Committee’s reasonable inquiries, in each case for the purpose of providing the Development Milestone Review Committee with an opportunity to inquire about efforts, progress and plans of the Buyer with respect to the Development Milestone Events. The foregoing obligations of Buyer are conditional on the agreement, in writing, from each member of the Development Milestone Review Committee to keep all such information confidential pursuant to a customary confidentiality agreement with Buyer containing restrictions on the use and disclose of confidential information of Buyer or its Affiliates (other than the use of such confidential information to exercise his or her rights under this Agreement), which agreement shall provide that such member of the Development Milestone Review Committee may share such information with its advisors and attorneys so long as such parties are subject to a confidentiality obligation with respect to such information. Upon the achievement of both of the Development Milestone Events or the mutual agreement of the Development Milestone Review Committee and the Buyer, the Buyer’s obligations under this Section 2.13(a)(i) shall terminate.

(ii) The members of the Development Milestone Review Committee shall act for the Company Holders on all of the matters set forth in Section 2.13(a)(i) of this Agreement in the manner the members of the Development Milestone Review Committee reasonably believe to be in the best interest of the Company Holders. The members of the Development Milestone Review Committee are authorized to act on behalf of the Company Holders notwithstanding any dispute or disagreement among the Company Holders. In taking any actions as members of the Development Milestone Review Committee, the members of the Development Milestone Review Committee may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the members of the Development Milestone Review Committee reasonably believes to be authorized thereunto. The members of the Development Milestone Review Committee may, in all questions arising hereunder, rely on the advice of counsel, and the members of the Development Milestone Review

Committee shall not be liable to any Company Holder for anything done, omitted or suffered in good faith by the members of the Development Milestone Review Committee based on such advice. The members of the Development Milestone Review Committee undertake to perform such duties and only such duties as are specifically set forth in Section 2.13(a)(i) of this Agreement and no implied covenants or obligations shall be read into this Agreement against the members of the Development Milestone Review Committee. The members of the Development Milestone Review Committee shall not have any liability to the Company Holders for any act done or omitted hereunder as members of the Development Milestone Review Committee while acting in good faith and without gross negligence or willful misconduct.

(iii) The Buyer shall deliver written notice to the Shareholders’ Representative of the achievement of any Development Milestone Event no later than five (5) Business Days after the occurrence thereof, and, within five (5) Business Days of such notice, the Buyer shall (A) calculate the amount of the applicable Development Milestone Payment to be paid to the Company Holders, after deduction of the Employer Tax Amount payable on or triggered by the payment of the portion of such amount to be paid to the Company Award Holders by the Surviving Corporation, (B) pay to the Paying Agent the portion of the resulting Development Milestone Payment payable to the Company Holders other than the Company Award Holders for further disbursement to the Company Holders other than the Company Award Holders, with the amount in this clause (B) to be calculated iteratively, and (C) deliver or cause to be delivered to the Surviving Corporation the balance of such resulting Development Milestone Payment for further disbursement to the Company Award Holders, in the case of clauses (B) and (C) above, each pro rata in accordance with their respective Pro Rata Percentages as a portion of the Merger Consideration payable to the Company Holders pursuant to Section 2.7(c) and Section 2.7(d), as applicable; provided, however, that, the Shareholders’ Representative shall calculate the amount to be distributed to each Company Holder according to each Company Holder’s respective Pro Rata Percentage (and Buyer shall provide the Shareholders’ Representative with its calculation of the Employer Tax Amount payable on or triggered by the payment of the portion of such amount to be paid to the Company Award Holders) and the Paying Agent or the Surviving Corporation, as applicable, shall disburse such amounts to the Company Holders, less applicable Tax withholding.

(b) Royalty Payments. Subject to the Right of Setoff, Buyer shall make the royalty payments described in Table 2 below (each, a “Royalty Payment”) with respect to worldwide Net Sales of each Company Products, in each country in which Net Sales occurred in each calendar quarter during the Earnout Period for such Company Product and country.

Table 2
No.	Metric	Royalty Payment
1	Net Sales	5.0%

Concurrently with delivery of the Net Sales Report (or, if applicable, promptly following the delivery by the Accounting Firm of an audit report containing a final determination of the Accounting Firm), the Buyer shall (i) calculate the amount of the applicable Royalty Payment to be distributed to the Company Holders, after deduction of (A) any amounts payable by the Surviving Corporation from such Royalty Payment to the Company Award Holders or under the Royalty Payment Bonus Plan and (B) the Employer Tax Amount payable on or triggered by the payment of the portion of such amount to be paid by the Company Award Holders by the Surviving Corporation and the payment of such payments under the Royalty Payment Bonus Plan to the participants therein, if any, with such amounts in clauses (A) and (B) to be calculated iteratively, and (ii) pay to the Paying Agent such portion of the resulting Royalty Payment as is payable to the Company Holders other than the Company Award Holders for further disbursement to the Company Holders other than the Company Award Holders, and (iii) deliver or cause to be delivered to the Surviving Corporation the balance of such resulting Royalty Payment for further disbursement to the Company Award Holders, in the case of clauses (B) and (C) above, each pro rata in accordance with their respective Pro Rata Percentages as a portion of the Merger Consideration payable to the Company Holders pursuant to Section 2.7(c) and Section 2.7(d), as applicable; provided that the Shareholders’ Representative shall calculate the amount to be distributed to each Company Holder according to each Company Holder’s respective Pro Rata Percentage (and Buyer shall provide the Shareholders’ Representative with its calculation of the Employer Tax Amount payable on or triggered by the payment of the portion of such amount to be paid to the Company Award Holders), and the Paying Agent or the Surviving Corporation, as applicable, shall disburse such amounts to the Company Award Holders, less applicable Tax withholding. Further, in no event shall such amounts related to Royalty Payments be paid to any Company Award Holder more than five years following the Closing Date.

(c) In the event of any Product Sale or Business Sale, after such Product Sale or Business Sale, revenues attributable to Company Products sold, licensed or otherwise transferred to a Third Party following a Product Sale or Business Sale will continue to be deemed Net Sales under this Agreement. In addition, upon the occurrence of any Product Sale or Business Sale during the Earnout Period, Buyer shall cause the acquiring Third Party to assume the obligations of Buyer (and Buyer shall remain responsible for such Third Party’s performance absent a novation; provided, however, that, prior to the fifth anniversary of the Closing Date, such novation shall be subject to the Shareholders’ Representative’s consent, such consent not to be unreasonably withheld, conditioned or delayed) under this Agreement, including this Section 2.13 with respect to any Company Product acquired by such Third Party. In the event of any assumption of any obligations of Buyer under the preceding sentence, the Third Party assuming such obligations shall enter into an agreement with the Shareholders’ Representative, on behalf of the Company Holders, in a form reasonably acceptable to the Shareholders’ Representative, agreeing to be bound by the applicable provisions of this Agreement, to ensure that the Company Holders’ rights to receive the Contingent Payments are not adversely affected by such Product Sale or Business Sale and following the execution of such agreement Buyer shall be released from all obligations under this Agreement (for the sake of clarity, it being understood that the foregoing provision shall not release Buyer from any obligations or liability with respect to any breaches of this Agreement that occurred prior to the applicable Product Sale or Business Sale).

Section 2.14 Net Sales Reporting and Audit Rights.

(a) Written Report and Audit Rights.

(i) For each of the calendar quarters starting with the Closing Date and ending upon the expiration of the last Earnout Period to expire, Buyer will provide the Shareholders’ Representative with a written report within forty-five (45) days after the conclusion of each calendar quarter setting forth the aggregate Net Sales of the Company Products during the preceding calendar quarter, a calculation of corresponding Royalty Payment for such calendar quarter and the calculation described in clause (i) of the last paragraph of Section 2.13(b) (the “Net Sales Report”). The Buyer shall keep (and shall cause its Affiliates, including the Surviving Corporation to keep), for so long as required under Buyer’s internal records retention policies (but no less than two years), its books and records pertaining to the Net Sales of the Company Product with respect to each calendar year.

(ii) The Shareholders’ Representative may engage the Accounting Firm to conduct an audit of the Buyer and its Affiliates (including the Surviving Corporation) for the purposes of confirming the Royalty Payment for the prior calendar year, the calculation set forth in the Net Sales Report and the Buyer’s compliance with the Royalty Payments provisions of this Agreement, in accordance with the other provisions of this Section 2.14.

(iii) No earlier than forty-five (45) days following the Shareholders’ Representative’s request of an audit pursuant to this Section 2.14, Buyer shall afford the Accounting Firm reasonable access to and opportunity to examine such books and records of the Buyer, during regular business hours, in a manner designed to avoid undue disruption to the Buyer’s business and subject to execution and delivery to Buyer of a confidentiality agreement reasonably acceptable to Buyer for the sole purpose of determining compliance with the Royalty Payments provisions of this Agreement.

(iv) Each of the Shareholders’ Representative and the Buyer will be entitled to receive (substantially simultaneously) a report of the Accounting Firm with respect to its findings directly from the Accounting Firm, which report will disclose only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement.

(v) The Shareholders’ Representative (on behalf of the Company Holders) will bear the full cost of such audit, unless such audit discloses that they Royalty Payment as calculated by the Buyer was less than ninety-five percent (95%) of the Royalty Payment calculated by the Accounting Firm, in which case, but subject to subsection (vi) below, the Buyer shall bear the reasonable cost of the Accounting Firm for such audit.

(vi) In the event of any dispute between the Shareholders’ Representative and Buyer regarding the findings of an audit under this Section 2.14(a), the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within thirty (30) days after delivery to both Parties of the Accounting Firm’s report, Buyer will select, subject to the Shareholders’

Representative’s consent, such consent not to be unreasonably withheld, conditioned or delayed, an internationally recognized independent certified public accounting firm (other than the Accounting Firm) to resolve such dispute in accordance with such procedures as such independent accounting firm may determine, and such accounting firm’s determination will be binding on both Parties absent manifest error by such accounting firm.

(vii) The Shareholders’ Representative’s exercise of its audit rights under this Section 2.14 may not (A) be conducted with respect to any calendar year other than the three (3) calendar years immediately prior to the calendar year in which such audit right is exercised, (B) be conducted more than once in any twelve (12) month period, or (C) be repeated for any calendar year; except with respect to (B) and (C) if the previous audit revealed an underpayment error of greater than five percent (5%) for such calendar year.

(b) Following the Closing, by execution of this Agreement, Buyer agrees that it and its Affiliates shall use Commercially Reasonable Efforts to develop MT1621 and to file marketing authorization applications, and seek Marketing Approval, for MT1621 so as to achieve the Development Milestone Events and to use Commercially Reasonable Efforts to commercialize, promote and sell MT1621 in the United States and Major European Market Countries after Marketing Approval (including where required or reasonably prudent to obtain, pricing and reimbursement approvals) has been obtained in the applicable country. Buyer further agrees that it, the Surviving Corporation and their Affiliates will not take any action in bad faith that would reasonably be expected to undermine the achievement of the Milestones and the generation of Net Sales.

(c) After the Closing, no Company Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Development Milestone Payment or Royalty Payments that become due and payable in accordance with this Section 2.14, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Development Milestone Payment, Royalty Payment or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) to any other Company Holder; (vi) to any Affiliate or Affiliates of such Company Holder, (vii) in the case of any Company Holder that is a partnership, corporation, limited liability company, trustee or similar entity, (x) to one or more partners, shareholders, members, beneficiaries or similar owners of or investors in such Company Holder or (y) a successor entity upon the sale or transfer of a substantial part of the assets of such Company Holder; or (viii) to any Person, with Buyer’s consent or, with respect to Royalty Payments, to any Person after giving notice to Buyer of its intention to assign its rights to receive all or any portion of its Royalty Payment, which notice shall disclose the identity of the transferee and provide a customary opinion of counsel that such assignment is exempt from (or not subject to) the registration and qualification requirements of the Securities Act; provided, however, that no Company Award Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Development Milestone Payment or Royalty Payments to any Person pursuant to clauses (v) through (viii) without Buyer’s consent. For the avoidance of doubt, any Development Milestone Payment or Royalty Payments made to any permitted transferee pursuant to this Section 2.14 shall be delivered to the Paying Agent or Surviving Corporation, as applicable, for further disbursement to such transferee in accordance with the terms of this Agreement. Any transfer in violation of this Section 2.14(c) shall be null and void and shall not be recognized by Buyer or the Surviving Corporation.

(d) Currency Exchange. Buyer’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars, provided that such methodology is used by Buyer in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by Buyer’s independent certified public accountants in connection with the audit of the consolidated financial statements of Buyer, and is used for Buyer’s external reporting of foreign currency operating results.

Section 2.15 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Surviving Corporation, the Paying Agent and any other applicable withholding agent (each, a “Withholding Person”), will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable or consideration otherwise deliverable pursuant to or as contemplated by this Agreement to any Company Holders, recipients of Change of Control Payments, the Shareholders’ Representative on the Company Holders’ behalf, payments to participants in the Royalty Payment Bonus Plan, or any other Person, such amounts as are required to be deducted and withheld therefrom under applicable Tax Law and shall pay such amounts to the appropriate Taxing Authority. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through the payroll process of the Surviving Corporation (or any third party payroll agent of the Surviving Corporation or Affiliate of the Surviving Corporation designated by Buyer) in accordance with applicable payroll procedures. Prior to withholding any amounts from a payment made hereunder other than by reason of withholding on compensatory amounts, Buyer (or the other applicable withholding agent) shall give the Person(s) concerned reasonable notice of the proposed withholding and the reasons therefor and provide such Person with a reasonable opportunity to provide any documentation to Buyer or the other applicable withholding agent in order to reduce or eliminate such withholding. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.16 Accredited/Unaccredited Investors.

(a) Promptly following the date of this Agreement, the Company shall deliver an investor questionnaire in the form attached hereto as Exhibit H (the “Investor Questionnaire”) to each Company Holder, and thereafter collect and deliver to Parent prior to the Closing completed Investor Questionnaires from all Company Holders. The Investor Questionnaire shall include questions and representations relating to the potential issuance of Buyer Common Stock under this Agreement to such Company Holder under Regulation D and Regulation S under the Securities Act, including regarding such Company Holder’s status as an “accredited investor” as defined in Rule 501 under the Securities Act (“Accredited Investors”).

(b) For purposes of this Agreement, any Company Holder who fails to return a properly completed Investor Questionnaire within two (2) Business Days prior to the Closing Date or otherwise fails to demonstrate, to Buyer’s reasonable satisfaction, its, his or her status as an Accredited Investor, may be deemed by Parent, in its sole discretion, to not be an Accredited Investor.

(c) Notwithstanding anything in this Agreement to the contrary, no shares of Buyer Common Stock shall be payable to Company Holders that are not Accredited Investors in connection with payment of the Merger Consideration, and each such Company Holder shall instead receive (if, when and to the extent applicable) an additional cash payment equal to the number of shares of Buyer Common Stock such Company Holder was otherwise entitled to multiplied by the Buyer Stock Price in lieu thereof, which payment shall not reduce the amount of cash payable to, or increase the number of shares of Buyer Common Stock issuable to, the Company Holder that are Accredited Investors. For the avoidance of doubt, in no event shall any adjustment pursuant to this Section 2.16(c) increase the Contingent Payments.

Section 2.17 Legend. All certificates representing any shares of Buyer Common Stock that may be issued pursuant to this Agreement shall have a restrictive legend in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

Section 2.18 Certain Tax Matters. The Parties hereto intend for the Merger to be treated as a taxable sale of shares of the Company by the Company Holders, it being understood and agreed that neither Buyer nor Merger Sub nor any of their Affiliates, representatives or agents, make any representations or warranties to the Company or to any Company Holder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Holder of this Agreement, the Merger or the other transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and the other agreements contemplated by this Agreement. Notwithstanding the generality of the foregoing, the Parties hereby acknowledge and agree that, in the event that any Company Option that are “incentive stock option” as set forth on Section 3.3(b) of the Company Disclosure Schedule are exercised prior to the Closing Date, the shares of Company Capital Stock transferred in respect of such exercise shall be the subject of a “disqualifying disposition” (within the meaning of Section 421(b) of the Code)as a result of the Merger, and it is intended that the amount realized as a result of such “disqualifying disposition” attributable to such a disqualifying disposition for Tax purposes will be equal to the fair market value of such Company Capital Stock at the time of such “disqualifying disposition,” which amount shall be reported on Form W-2 for the year in which such amounts are paid to the Company

Holder pursuant to this Agreement; provided, however, that no amount with respect to the Escrow Amount or any Contingent Payments will be reported on a Form W-2 to such Company Holder prior to actual payment of such amounts, except as otherwise expressly required by a Taxing authority. Buyer, the Surviving Corporation and the applicable Company Holder shall file all Tax Returns consistently with the foregoing Tax treatment, except as otherwise expressly required by a Taxing authority. Neither Buyer, the Surviving Corporation, nor any of their Affiliates, agents or representatives shall have any liability to the Company, any Company Holder or any of their Affiliates as a result of any Taxing authority taking a contrary position.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as disclosed by the Company in the Disclosure Schedule delivered on the date hereof, the following statements are true and correct as of the date hereof, provided that, any exception set forth in a section or subsection of the Disclosure Schedule shall be deemed to be disclosed solely for purposes of, and shall solely qualify, such section or subsection of this Agreement and any other section or subsection of this Agreement where it is reasonably apparent on the face of such exception that such exception would be applicable to such other section or subsection:

Section 3.1 Organization and Standing; No Subsidiaries.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority and possesses all Permits necessary to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted and as currently proposed by its management to be conducted; and (iii) is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or its ownership, leasing or operation of its properties makes such qualification, licensing or registration necessary, except where failure to so qualify would not result in a Material Adverse Effect on the Company. The Company has made available in the Data Room to Buyer and its Representatives true, complete and correct copies of its Constitutive Documents, as amended.

(b) The Company has no, and has never had any, Subsidiaries.

(c) Power and Authority; Binding Agreement. Subject to obtaining Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby other than the (a) the Shareholder Approval and (b) the filing of the Certificate of Merger with the offices of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2 Authorization.

(a) All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other transactions contemplated hereby, have been duly and validly taken, including approval by the board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present or pursuant to an action by written consent, duly and unanimously adopted resolutions: (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated hereby; (ii) determining that the Merger Consideration is fair to the Company Holders and declaring that the Merger, this Agreement and the other transactions contemplated hereby are in the best interests of the Company Holders; (iii) adopting this Agreement; (iv) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement; (v) directing that the Merger and this Agreement be submitted to the Company Holders at a meeting or by written consent in lieu of a meeting for a vote for adopting this Agreement and approving the Merger; and (vi) recommending that the Company Holders vote to approve and adopt this Agreement and approve the principal terms of the Merger. No state takeover statute or similar statute or regulation applies to the Company with respect to the Merger, this Agreement or any other transaction contemplated hereby.

(b) The only votes or consents of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger under the DGCL, the Charter and the Company’s Bylaws, each as in effect at the time of such adoption and approval are (a) the affirmative vote or written consent of at least a majority of the Outstanding Shares, (b) the affirmative vote or written consent of at least seventy percent (70%) of the outstanding shares of the Company’s Preferred Stock, voting separately and as a single class and (c) the holders of a majority of the outstanding shares of Common Stock, voting separately and as a separate voting class (the “Shareholder Approval”).

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Disclosure Schedule sets forth the number of (i) authorized and (ii) issued and outstanding shares of each of the Common Stock and the Preferred Stock and there are no other issued and outstanding shares of Common Stock or Preferred Stock and no commitments or Contracts to issue any shares of Common Stock other than pursuant to the exercise of Company Options that are outstanding as of the date hereof. The rights, preferences, privileges and restrictions of the Preferred Stock are as stated in the Charter.

(b) As of the date hereof, the Company has reserved 6,294,819 shares of Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company

Option Plan, of which 5,422,480 shares are subject to outstanding and unexercised Company Options, 530,978 shares are subject to outstanding Company RSUs and 341,361 shares remain available for issuance thereunder. Section 3.3(b) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each outstanding Company Option, including (i) the holder, (ii) the date of grant, (iii) the number of shares of Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price per share of Common Stock, (v) the vesting schedule (including the number of vested and unvested shares of Company Common Stock subject to such Company Option as of the date hereof) and (vi) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code. Section 3.3(b) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each outstanding Company RSU, including (i) the holder, (ii) the date of grant, (iii) the number of shares of Common Stock subject to such Company RSU as of the date of this Agreement, and (iv) the vesting schedule. Each Company Option is exempt from Section 409A of the Code and each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code. All Company Options and Company RSUs were granted under the Company Option Plan. Accurate and complete copies of the standard agreement evidencing Company Options and Company RSUs and each agreement evidencing a Company Option or Company RSU that does not conform to the standard agreement have been made available to Buyer (other than with respect to the vesting schedule and any accelerated vesting provisions). All Company Options and Company RSUs have been granted in compliance with applicable Law, the terms of the Company Option Plan and all requirements set forth in applicable Contracts. Each Company Option and Company RSU may, by its terms, be treated at the Effective Time as set forth in Section 2.7(d). All Company Options and Company RSUs have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof as of the applicable date of grant, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive award terms. All Company Options have an exercise price that has never been and is not less than the fair market value of the Company Common Stock on the date the option was granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(vi)(B)). No Company Options have been retroactively granted, or the exercise price of any such option determined retroactively, in any case, in contravention of any applicable Law.

(c) All of the issued and outstanding shares of Company Capital Stock have been issued by the Company in compliance with all applicable Laws, including all applicable state and federal securities Laws.

(d) Except as set forth in Section 3.3(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights or other convertible securities (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements for the purchase or acquisition from the Company of any shares of Company Capital Stock.

(e) All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(f) None of the shares of Company Capital Stock have been issued in violation of any subscription, option, call, commitment, right of first refusal, preemptive right, conversion right,

option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party. None of the shares of Company Capital Stock are subject to any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is subject, bound or a party thereto. The Company has no obligation (contingent or otherwise) to issue, grant or otherwise sell any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, option, convertible security, “phantom” stock right or other such right. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock. The Company has no obligation (contingent or otherwise) to vote to dispose of any shares of its Capital Stock or other equity or voting interest. There are no outstanding stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Common Stock or the value of the Company or any part thereof.

(g) There is no Contract between the Company and any holder of its securities, or among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of any Company Capital Stock.

(h) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person. There is no Indebtedness that provides its holder with the right to vote on any matters on which Company Holders may vote.

Section 3.4 Noncontravention.

(a) The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under any provision of (i) the Constitutive Documents of the Company, (ii) any Contract, except where such violation, breach, conflict, default, termination, cancellation, acceleration, loss of material benefit, creation of a Lien, payment, or increased, additional accelerated or guaranteed right or entitlement, or action or notice would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated under this Agreement, or (iii) any Law or Judgment applicable to the Company or its assets or properties.

(b) No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware.

Section 3.5 Compliance with Laws; Regulatory Matters.

(a) The Company is not and has not been in violation in any material respect of any applicable Laws, including the Laws of the FDA and any comparable Governmental Entity, nor Judgments of any Governmental Entity applicable to it or to the conduct by the Company of its business, nor the ownership or use of any of its assets and properties, including the Leased Properties.

(b) Regulatory Authorizations. The Company is and has at all times been in possession of, and in compliance in all material respects with all Permits reasonably necessary for the Company to engage in the testing, development, processing, marketing, distribution and provision of the Company Products as has been conducted or is being conducted by the Company on the date of this Agreement, including any Permits of the FDA and any other international equivalent thereof (the “Regulatory Authorizations”). The Company has fulfilled and performed all of its material obligations with respect to the Regulatory Authorizations, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or has resulted in any other material impairment of the rights of the Company hereunder. Each such Regulatory Authorization is valid and in full force and effect and the Company is in material compliance with the terms of such Regulatory Authorizations. The Company has not received any notice of, and there has not occurred, and there is no pending nor, to the Knowledge of the Company, threatened, suspension, cancellation, modification, termination, revocation, or nonrenewal of any such Regulatory Authorization.

(c) Actions and Investigations. The Company has not received or, to the Knowledge of the Company, been subject to any notice, warning, administrative proceeding order, complaint, or other written communication of any actual or threatened enforcement Action or investigation or allegation or assertion that the Company has violated any applicable Law by the FDA, HHS, EMA, FTC or other Governmental Entity, including any FDA Form 483, warning letter or untitled letter, and, to the Knowledge of the Company, neither the FDA, HHS, EMA, FTC, nor any other Governmental Entity either in or outside the United States, is considering such Action, investigation or allegation. The Company is not a party to, and the Company does not have any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any governmental or regulatory entity and, to the Knowledge of the Company, none of the Company’s manufacturers are operating under any such agreements. Neither the Company, nor any of its employees, officers or directors has been excluded, suspended or debarred from participation in any federal health care program or human clinical research or, to the Knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion. No Person has filed or, to the Knowledge of the Company, has threatened to file against the Company any Action under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including under the federal False Claims Act, 21 U.S.C. §§ 3729-3733.

(d) Preclinical and Clinical Tests. All preclinical and clinical trials and all preclinical research and clinical development conducted by or on behalf of the Company, all retrospective studies conducted by the Company and all preclinical and clinical trials and all preclinical research and clinical development used in any retrospective study conducted by the Company, have been and are being conducted in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. Parts 50, 54, 56, 58, and 312. No investigational new drug application filed by or on behalf of the Company with the FDA or comparable Governmental Entity has been terminated or suspended by the FDA or such Governmental Entity, and neither the FDA nor any applicable Governmental Entity has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.

(e) Records and Reports. To the Knowledge of the Company, all reports, documents, forms, claims, applications for Regulatory Authorizations, records submissions, supplements, amendments, and notices, including all design history files and technical files concerning the Company Products, required to be filed with, maintained for or furnished to any other Governmental Entity with respect to the Company Products by the Company or any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes Company Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company (each, a “Company Partner”) have been so filed, maintained or furnished by the Company and the Company Partners, as applicable. Neither the Company nor, to the Knowledge of the Company, any officer, director, employee or agent of the Company has made any material false statement or material omission in any report, document, form, claim, application for Regulatory Authorization, application, records submission, supplement, amendment, or notice relating to the Company Products to or any Governmental Entity, or committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

Section 3.6 Permits. The Company validly holds and has in full force and effect all material Permits necessary for it to own, lease or operate its assets and properties and to carry on its businesses as now conducted or as currently contemplated to be conducted, and there has occurred no material violation of, or material default (with or without notice or lapse of time or both) under, or event giving to any Governmental Entity any right of termination, amendment or cancellation of, any such Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereunder. No Action is pending or, to the Knowledge of the Company, threatened seeking the revocation or limitation of any Permit.

Section 3.7 Financial Matters. Section 3.7 of the Disclosure Schedule sets (i) the unaudited balance sheet and related unaudited statements of operations and cash flows of the Company as of and for the six-month period ended on June 30, 2019 (such date, the “Most Recent

Balance Sheet Date” and such financials the “Most Recent Balance Sheet”) and (ii) the audited balance sheet of the Company and the related audited statements of operations, changes in preferred stock and stockholders’ deficiency and cash flows as of and for the twelve-month period ended on December 31, 2018 (together with the Most Recent Balance Sheet, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP from the books and records of the Company and are consistent with the books and records of the Company in all material respects and fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates, and for the periods, indicated.

Section 3.8 Absence of Changes or Events. Since the Most Recent Balance Sheet Date, except as set forth in Section 3.8 of the Disclosure Schedule, (a) the Company has not conducted any business operations outside the Ordinary Course of Business and (b) the Company has not taken any of the actions contemplated by Section 5.8(b)(i)-(iii), (vi)-(viii), (x)-(xii), (xiv)-(xv) and (xvii)-(xix) of this Agreement.

Section 3.9 Undisclosed Liabilities. The Company does not have any Indebtedness or other Liabilities, except for such Liabilities (a) set forth on the face of the Most Recent Balance Sheet; (b) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date; (c) arising from matters disclosed in the Disclosure Schedules; (d) that are not material and do not arise from violation of Law or breach of a Contract; or (e) that are Seller Transaction Expenses.

Section 3.10 Assets. The Company is the true and lawful owner and has good and valid title to all material assets reflected on the Most Recent Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or consumed in the Ordinary Course of Business since the Most Recent Balance Sheet Date, in each case, free and clear of all Liens, other than Permitted Liens. Such assets are in good repair and operating condition (normal wear and tear excepted) and are suitable for purposes used for the operation of the Company’s business. For clarity, this Section 3.10 shall not be construed to apply to intellectual property matters.

Section 3.11 Real Property.

(a) The Company does not own fee title to real property.

(b) Section 3.11(b) of the Disclosure Schedule lists all interests in real property leased by the Company (each, a “Leased Property”), including the address of the property and the name and address of the landlord. The Company has made available to Buyer and its Representatives in the Data Room true, complete and accurate copies of all documents relating to the use or occupancy of such Leased Property, including all leases subleases, offers to lease or agreements to lease, lease guarantees, tenant estoppels, subordinations, non-disturbance, operating agreements and attornment agreements. With respect to the Leased Property, (i) the Company has good and valid title to the leasehold estate relating thereto, free and clear of all options, rights of first refusal, Liens, easements, rights of way, restrictions on use, encroachments, licenses to third parties, leases to third parties or irregularities in title thereto, including any Liens or conditions imposed by any Environmental Laws (other than Permitted Liens), (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms and

(iii) neither the Company nor, to the Knowledge of the Company, any other party to the lease relating to such Leased Property is in breach or violation of, or in default under, such lease in any material respect.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists all of the following Contracts that are in effect and to which the Company is a party or to which it, or any of its assets and properties, is bound (each such Contract, a “Material Contract”):

(i) employment, independent contractor, consulting or services Contracts, in each case with Company Personnel that provide for an annual base salary above $100,000;

(ii) change in control, transaction bonus or retention Contracts, in each case with Company Personnel;

(iii) collective bargaining agreements or other Contracts with any labor union or other employee representative body;

(iv) Contracts containing any material restriction on the Company’s solicitation, hiring or engagement of any Person;

(v) Contracts that (A) grant any exclusive rights (including exclusive rights in Company Intellectual Property) to any Person, (B) limit the freedom of the Company to compete with any Person or engage in any line of business or geographic area, (C) materially restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services of the Company or that the Company or any Affiliate currently plans to develop or (D) materially limit the freedom of the Company to use any Company Intellectual Property after the Closing Date;

(vi) Contracts for the purchase or sale of products or the furnishing or receipt of services (A) requiring or otherwise involving payment by or to the Company of more than an aggregate of $100,000 in a twelve (12) month period, (B) in which the Company has granted manufacturing rights, (C) in which the Company has granted “most favored nation” pricing provisions relating to any products or territory or (D) in which the Company has agreed to purchase a minimum quantity of goods or services with a value greater than $100,000 or has agreed to purchase certain goods or services exclusively from a certain party;

(vii) Contracts relating to capital expenditures or other purchases of materials, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies entered in the Ordinary Course of Business) (A) in excess of $100,000 in a twelve (12) month period; or (B) that include minimum purchase requirements;

(viii) any option, warrant, purchase right, or other Contract (other than this Agreement) that could require the Company to sell, transfer, or otherwise dispose of any assets of the Company other than the sale of the Company Products to customers in the Ordinary Course of Business;

(ix) Contracts (or letters of intent) involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(x) Contracts that have material continuing obligations or interests involving the payment by the Company of royalties, earnouts, development or commercialization milestones or other amounts calculated based on the revenues, income, achievement or regulatory, development, or commercial milestones of the Company;

(xi) Contracts for any limited liability company, joint venture, partnership, joint product development, strategic alliance or co-marketing arrangement;

(xii) Contracts in which the other party is a healthcare practitioner;

(xiii) Contract in which the other party is an Affiliate of the Company;

(xiv) Contracts that provide for the indemnification of any Person by the Company, except for Contracts entered into in the Ordinary Course of Business;

(xv) Contracts (A) granting to a third party any rights, title, interests, license or sublicense to any Company Intellectual Property, or (B) pursuant to which the Company uses or licenses any third party Intellectual Property or has been granted by a third party any rights, title, interests, license or sublicense to any Intellectual Property, except, in each case, for Off-the-Shelf Software Licenses;

(xvi) Contracts (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xvii) Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of the Company;

(xviii) Contracts involving any resolution or settlement of any Action;

(xix) Contracts with any Governmental Entity; and

(xx) Any other Contracts involving future payments by or to the Company in excess of $100,000 in a twelve (12) month period.

(b) Each Material Contract is in full force and effect, and is valid and binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity. A true, correct and complete copy of each written Material Contract has been made available in the Data Room to Buyer and its Representatives. There is no material violation, breach or default under any Material Contract by the Company or, to the Knowledge of the

Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property that is the subject of: (A) an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity or (B) a registration or filing with a private registrar, such as a domain name registrar (collectively, “Company Registered IP”). Section 3.13(a) of the Disclosure Schedule specifically identifies those items of Company Registered IP that are exclusively licensed to the Company. For each applicable item of Company Registered IP, Section 3.13(a) of the Disclosure Schedule includes the following information: the relevant registration or application, number, the owner of record, the country or jurisdiction and the filing date or registration date.

(b) To the Knowledge of the Company, all Company Registered IP is subsisting and enforceable (or, in the case of applications, applied for). To the Knowledge of the Company, each item of Company Registered IP is and at all times has been filed and maintained in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect has been made. There are no inventorship challenges, or opposition, reexamination, nullity or interference proceedings or other written challenges to ownership, use, registrability, patentability, enforceability or validity, commenced or pending or, to the Knowledge of the Company, threatened, with a Governmental Entity, with respect to any Company Intellectual Property.

(c) The Company owns and possesses all rights, title and interests in and to, or has the valid and enforceable right to use, each item of Company Intellectual Property, free and clear of any Lien other than Permitted Liens or licenses granted to Third Parties identified in Section 3.12(a)(xv)(A) of the Disclosure Schedule. No Company Registered IP is subject to any outstanding order by a Governmental Entity and no Action (including any opposition, cancellation, interference, inter partes review, or re-examination) is, pending or, to the Knowledge of the Company, threatened, that challenges the legality, validity and enforceability, use, scope, or ownership of any Company Registered IP. No representation is made in this clause (c) with respect to the Business of the Company interfering with, infringing, violating or misappropriating any Intellectual Property of any Third Party.

(d) The Company owns or has the right to use all material Materials and Intellectual Property used or proposed to be used by the Company in connection with the Business as it relates to MT1621 (and expressly disclaiming any modification to MT1621, or its formulation or manufacturing process not proposed to be used by the Company and made by Buyer after the date hereof).

(e) Section 3.13(e) of the Disclosure Schedule identifies all Company Intellectual Property under which the Company has granted a license or right to any Person or for which the Company receives any royalty or other payment or compensation from any Person.

(f) Section 3.13(f) of the Disclosure Schedule identifies (i) all Judgments entered into by Company and (ii) any Contract to which Company is a Party, in each of cases (i) and (ii) that materially restricts or impairs the use of any Company Intellectual Property. Except as set forth in Section 3.13(f) of the Disclosure Schedule, neither the Company nor any of its Affiliates are obligated to indemnify any third party against a charge of infringement of Intellectual Property.

(g) Since its inception and as currently conducted and currently proposed by the Company to be conducted, the conduct of the Business of the Company as it relates to MT1621 does not interfere with, infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party (and expressly disclaiming any modification to MT1621, or its formulation or manufacturing process not proposed by the Company and made by Buyer after the date hereof). The Company has not received any written notice, charge, complaint, demand, or claim asserting or alleging that any Company Intellectual Property or the use thereof infringes or misappropriates the Intellectual Property of any other Person. To the Knowledge of the Company, no Person has interfered with, misappropriated, infringed, diluted or violated, or is interfering with, misappropriating, infringing, diluting or violating, any Company Intellectual Property. The Company has not sent any written notice to any Person alleging actual or potential infringement, misappropriation or unauthorized use of any Company Intellectual Property.

(h) The Company (i) lawfully has the right to use all software, hardware, firmware, computer systems, network connectivity, electronics, platforms, servers, interfaces, applications, websites, communication equipment, and other related information technology, including any outsourced systems and processes, that are used by the Company in the Business (the “IT Systems”) and (ii) will continue to have such rights immediately after the Closing. Since the inception of the Company, there has been no failure of any IT Systems that has caused any material disruption to the Business.

(i) The Company complies with all applicable Laws, contractual obligations by which the Company is bound, and published or posted Company policies, notices and disclosures, in each case, governing the collection, sharing, processing, use, safeguarding, transmission and destruction of Sensitive Data, and has not received any written notice or claim alleging a breach or violation of the same. The Company has implemented and maintained (i) an information security program and (ii) administrative, technical and physical safeguards, in each case ((i)-(ii)) that are reasonably designed to protect the security, confidentiality, and integrity of Sensitive Data and systems that process Sensitive Data and are operated by the Company in connection with the operation of its business. To the Company’s Knowledge: there have been no security breaches relating to, or any unauthorized access, loss, misappropriation, misuse or acquisition of, any Sensitive Data maintained by the Company or by any third party service provider on behalf of the Company, nor has there been any security breach or unauthorized access or acquisition of any system operated by the Company or of any such third party service provider on which such Sensitive Data resides or through which such Sensitive Data is processed. The Company has not provided, or been required by Law or contractual obligation to provide, any notice of any security breach or unauthorized acquisition, access or loss of Sensitive Data of the Company to any Person.

(j) All Company Personnel have executed and delivered to the Company a valid, written agreement containing provisions assigning to the Company all such Person’s rights in any

Intellectual Property developed, conceived, created or modified on behalf of, or during his or her employment or engagement (as applicable) with, the Company.

(k) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the material breach, loss or impairment of, or give rise to any right of any Third Party to terminate or materially modify any of the Company’s rights or obligations relating to Company Intellectual Property, nor entitle any Third Party to impose any material restriction upon, obtain any rights to, or receive any compensation based on, the Company Intellectual Property, nor materially alter or impair the Company’s rights in or to any Company Intellectual Property or IT Systems.

(l) The Company has taken commercially reasonable and necessary measures to maintain and protect each item of material Company Intellectual Property and to maintain in confidence all know-how, trade secrets and other confidential information comprising a part thereof (other than confidential information that the Company determined prior to the Closing no longer derives its value by being kept confidential and opted to no longer maintain the confidentiality of such information provided that such disclosure would not be reasonably likely to have an adverse effect on Buyer’s rights or interests).

Section 3.14 Taxes.

(a) All Tax Returns with respect to the Company that are required to have been filed have been duly and timely filed with the appropriate Taxing Authority and such Tax Returns are and were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown as due and payable on any Tax Returns) have been timely paid in full.

(b) The unpaid Taxes of the Company did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) All Taxes that the Company has been required to deduct, collect or withhold in connection with amounts paid or owing to any Company Personnel, creditor, stockholder or other Person, have been duly deducted, collected or withheld and have been duly and timely paid to the appropriate Taxing Authority, and the Company has complied in all material respects with all associated or related reporting and record keeping requirements.

(d) No dispute, audit, investigation, proceeding, claim or other Action concerning any Liability for Taxes or Tax Returns of the Company has been raised with the Company by a Taxing Authority and, to the Knowledge of the Company, no such dispute, audit, investigation, proceeding, claim or Action is pending, being conducted or claimed. The Company has made available to Buyer and its Representatives in the Data Room true, correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since its formation.

(e) There are no Liens for Taxes (other than Permitted Liens) on the assets or properties of the Company.

(f) No written claim has ever been made by a Taxing Authority, in a jurisdiction where the Company does not file Tax Returns or does not pay Taxes, that the Company is (or may be) required to file Tax Returns in or be subject to Tax by that jurisdiction and, to the Knowledge of the Company, there is no basis for any such claim to be made.

(g) No agreement or arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company is in effect and the Company is not the beneficiary of any extension of time within which to file any Tax Return (other than routine extensions available by statute). There is no power of attorney given by or binding upon the Company with respect to Taxes or Tax Returns. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of the Company.

(h) Except as reflected on Tax Returns or other documents provided to the Buyer under Section 3.14(c), the Company has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, changed any Tax accounting period, amended any Tax Return, surrendered any right to claim a refund of Taxes, settled or compromised any Action in respect of Taxes, consented to any extension or waiver of the statutory period of limitations applicable to any Action in respect of Taxes, entered into any contractual obligation in respect of Taxes with any Taxing Authority or other party (other than a commercial agreement entered into in the normal course of business not primarily related to Taxes), or filed any Tax Return inconsistent with past practice in each case that would reasonably be expected to increase the Taxes of the Company or Buyer or any of its Affiliates for any period ending after the Closing Date;

(i) The Company is not and has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and there is no application pending with any Taxing Authority requesting permission for any such changes in any of the Company’s accounting methods for Tax purposes. To the Knowledge of the Company, no Taxing Authority or Governmental Entity has proposed any such adjustment or change in accounting method.

(j) The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, Taxable income for any Post-Closing Tax Period as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) change in method of accounting for a Pre-Closing Tax Period, (iii) installment sale or open transaction disposition made in a Pre-Closing Tax Period, (iv) prepaid amount received or paid in a Pre-Closing Tax Period or deferred revenue arising in a Pre-Closing Tax Period in each case, outside the Ordinary Course of Business, or (v) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of Law).

(k) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Code Section 897.

(l) The Company is not, and has not been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. The Company has never had any Subsidiaries. The Company does not have Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor, by Contract, or otherwise.

(m) Neither the Company nor any predecessor by merger or consolidation has constituted a “distributing corporation” or a “controlled corporation” in a distribution qualifying or purported to qualify for Tax-free treatment (in whole or in part) under Code Section 355(a), Code Section 361 or under analogous provisions of domestic or foreign Tax Law.

(n) The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (other than pursuant to commercial agreements entered into in the normal course of business that are not primarily related to Taxes).

(o) All Taxes required to be collected, withheld, and remitted or paid by the Company to the appropriate Taxing Authority as required in connection with Section 4191 of the Code (or comparable provision of domestic or foreign Tax Law) have been duly collected, withheld and remitted or paid to such Taxing Authority.

(p) The Company is not a party to any joint venture, partnership or other arrangement or Contract which could reasonably be expected to be treated as a partnership for Tax purposes.

(q) The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Code Section 6662, or any other transaction requiring disclosure under analogous provisions of domestic or foreign Tax Law.

(r) Except as set forth in Section 3.14(r) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(s) Each Employee Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No Employee Plan or other agreement to which the Company is a party, provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties, including those incurred pursuant to Section 409A or Section 4999 of the Code.

(t) The Company has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code or under any comparable state or local Tax Law.

(u) The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business or become a Tax resident in a country other than the United States.

(v) The Company has not participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(w) The Company has provided or made available to Buyer all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

(x) Notwithstanding anything to the contrary in this Section 3.14, the Company makes no representations or warranties as to the amount, condition or availability for use of any of the Company’s net operating losses, credit carryforwards or similar Tax attributes in a taxable period (or portion thereof) after the Closing Date.

Section 3.15 Litigation. There is no Action that is pending or, to the Knowledge of the Company, threatened against the Company (or Company Holders or Company Personnel, to the extent such Actions relate to the Company) or any assets or properties of the Company. There are no Judgments outstanding against the Company (or any Company Holders or Company Personnel, to the extent such Judgments relate to the Company) or any assets or properties of the Company. There has not been any Action in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Merger and the other transactions contemplated by this Agreement. There is no Action pending by the Company, or which the Company intends to initiate, against any other Person.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of the Company, and the Company has heretofore made available in the Data Room to Buyer and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of the Company for all periods prior to the Closing Date. All premiums with respect thereto covering all periods up to and including the Closing Date have been paid to the extent due and payable, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy.

Section 3.17 Employees and Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedule sets forth an accurate and complete list of each Employee Plan. With respect to each Employee Plan, the Company has made available to

Buyer, a true and complete copy of the following documents: (i) any Employee Plan document (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the current summary description of each Employee Plan, if any, and any summary of material modifications thereto, (iii) the most recent determination letter from the IRS, if any, with respect to any Employee Plan intended to be qualified under Section 401(a) of the Code, (iv) the three most recent annual reports with accompanying schedules and attachments, (v) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations, and (vi) all non-routine, written communications relating to any Employee Plan.

(b) Each Employee Plan (i) has been established, operated and administered in all material respects in accordance with its terms and the all applicable Laws, including, without limitation, ERISA and the Code, (ii) each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of the Company, no event has occurred, either by reason of any action or failure to act, which could adversely affect such qualification; (iii) all material contributions, premiums and expenses to or in respect of such plan have been timely made in full or, to the extent not yet due, have been accrued for on the Most Recent Balance Sheet; and (iv) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Employee Plan or any trust related thereto.

(c) No Employee Plan is, and neither the Company nor any ERISA Affiliate maintains, contributes to, has at any time contributed to or has or could be reasonably likely to have any Liability or obligation with respect to, (i) any plan subject to Section 412 or 302 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 412(c) of the Code).

(d) No Employee Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, except as required by applicable Law. The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(e) No Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.

(f) Except as set forth in Section 3.17(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will (i) result in any payment becoming due to any current or former director or any employee of the Company; (ii) increase the amount of any compensation or benefits due under any Employee Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Employee Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g) The Company is not party to any collective bargaining agreement or other agreement with a labor union or like organization and, to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company.

(h) There is no strike, work slowdown, unfair labor practice or similar labor difficulty pending or, to the Knowledge of the Company, threatened in writing, nor has the Company experienced any such activity, (ii) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, immigration, or any other labor and employment-related matters and (iii) the Company has not incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied. No individual who has performed services for the Company has been improperly excluded in violation of applicable Laws from participation in any Employee Plan, and the Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor or on any other non-employee basis for the Company rather than as an employee, with respect to any individual employed, engaged, or leased by the Company from another employer, or with respect to any misclassification of any employee of the Company as exempt versus non-exempt.

(i) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by any Governmental Entity relating to employees or employment practices. The Company maintains accurate and complete Form I-9s with respect to each of their former and current employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations.

(j) Section 3.17(j) of the Disclosure Schedule contains a true, correct and complete list of the names of all present employees of the Company and each such employee’s current annual salary rates or current hourly wages, as applicable, bonus, commission or other cash incentive opportunity, material fringe benefits (if any), severance entitlements, change in control, transaction, retention or other similar bonus, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as exempt or non-exempt. No executive or key employee of the Company has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Company.

Section 3.18 Environmental Matters. No property (including soils, groundwater, surface water, buildings or other structures) owned or operated by the Company has been contaminated with any Hazardous Material. The Company is not subject to any liability for Hazardous Material disposal or contamination on any third party property. The Company is not subject to any

Judgment, or any indemnity or other Contract with any third party, relating to liability under any Environmental Law. The Company has not released any Hazardous Material into the environment except (i) in compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any liability or obligation under any Environmental Law. There have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the U.S. There is no circumstance involving the Company that would reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law. The Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of, or subject to liability under, any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company. No Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar state, local or federal Law.

Section 3.19 Bank Accounts. Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

Section 3.20 Transactions with Affiliates. Section 3.20 of the Disclosure Schedule describes any transaction between the Company, on the one hand, and any Company Holder or Affiliate of the Company, on the other hand, other than any employment-related Contract, Contract entered into in respect of and in connection with the issuance or grant of Company Capital Stock, Contract to maintain the confidential information of the Company, or Contract assigning Intellectual Property rights to the Company, in each case, listed in Section 3.12(a) of the Disclosure Schedule. No Affiliate of the Company (a) owns or has any interest in any (i) Company Intellectual Property, (ii) other material property (real or personal, tangible or intangible) of the Company or (iii) Material Contract used in or pertaining to the business of the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or (c) owes any money to, or is owed any money by (other than, with respect to any Affiliate who is an employee of the Company, wages or benefits payable in the Ordinary Course of Business or a Change of Control Payment), the Company.

Section 3.21 Brokers. The Company does not have Liability to any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated hereunder.

Section 3.22 No Additional Representations. Except as expressly set forth in this Agreement or any Transaction Document, none of the Company, its Representatives or its Affiliates makes any representation or warranty, expressed or implied, at law or in equity, with respect to this Agreement, the Transaction Documents, the Business, the Merger, the Products or any information provided or made available to Buyer in connection with the Merger (including any forecasts, projections, estimates or budgets), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company that:

Section 4.1 Organization and Standing. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2 Power and Authority; Binding Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereunder, and to perform its obligations hereunder. The execution and delivery by Buyer and Merger Sub of this Agreement, and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereunder, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereunder other than the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Noncontravention.

(a) The execution and delivery by Buyer and Merger Sub of this Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by Buyer and Merger Sub with the provisions of this Agreement will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of Buyer or Merger Sub or (ii) violate any Law or Judgment applicable to, or Contract of, Buyer or Merger Sub, other than any such breaches, defaults or violations that individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery by Buyer and Merger Sub of this Agreement, the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated by this Agreement or the compliance by Buyer and Merger Sub with the provisions of this Agreement, except for (i) filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

Section 4.4 SEC Reports.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Buyer with the SEC since January 1, 2016 and prior to the date hereof (the “Buyer SEC Documents”) is available on the web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents as of their respective filing dates or, taken as a whole, as of the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Except as disclosed in the Buyer SEC Documents, no material adverse effect with respect to Buyer has occurred since December 31, 2018.

Section 4.5 Undisclosed Liabilities. Buyer does not have any Indebtedness or other material Liabilities, except for such Liabilities (a) set forth on the face of its most recent balance sheet filed with the SEC on either Form 10-K or 10-Q; (b) incurred in the ordinary course of business since the date of such balance sheet; or (c) that are not material and do not arise from violation of Law or breach of a Contract.

Section 4.6 Compliance with Laws; Regulatory Matters.

(a) Buyer is not in violation in any material respect of any applicable Laws and Judgments of any Governmental Entity applicable to it or to the conduct by Buyer of its business, or the ownership or use of any of its assets and properties.

(b) Regulatory Authorizations. To the extent required for the lawful operation of the Buyer’s business, Buyer is and has at all times been in possession of, and in compliance with all approvals, clearances, exemptions, authorizations, licenses and Permits reasonably necessary for Buyer to engage in the testing, development, processing, marketing, distribution and provision of Buyer Products, including any FDA authorizations and any other international equivalent thereof (the “Buyer Regulatory Authorizations”), except as would not result in a Material Adverse Effect on Buyer. To the extent required and to the knowledge of Buyer, each such Buyer Regulatory Authorization is valid and in full force and effect and Buyer is in material compliance with the terms of such Buyer Regulatory Authorizations. Buyer has not received any notice of, and there has not occurred, and, to the knowledge of Buyer, there is no pending or threatened, any suspension, cancellation, modification, termination, revocation, or nonrenewal of any required Buyer Regulatory Authorization.

(c) Actions and Investigations. To the Knowledge of Buyer, Buyer has not received or been subject to any notice, warning, administrative proceeding order, complaint, or other written communication of any actual or threatened enforcement Action or investigation or allegation that Buyer has violated any applicable Law by the FDA, HHS, EMA, FTC or other Governmental Entity, including any FDA Form 483, warning letter or untitled letter, and, to the Knowledge of Buyer, neither the FDA, HHS, EMA, FTC, nor any other Governmental Entity either in or outside the United States, is considering such Action, investigation or allegation. To the knowledge of Buyer, no Person has filed or has threatened to file against Buyer any Action under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including under the federal False Claims Act, 21 U.S.C. §§ 3729-3733.

(d) Records and Reports. To the Knowledge of Buyer, all reports, documents, forms, claims, applications for Buyer Regulatory Authorizations, records submissions, supplements, amendments, and notices, including all design history files and technical files concerning Buyer Products, required to be filed with, maintained for or furnished to any other Governmental Entity with respect to Buyer Products by Buyer or any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes Buyer Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with Buyer (each, a “Buyer Partner”) have been so filed, maintained or furnished by Buyer and Buyer Partners, as applicable. Neither Buyer nor, to the Knowledge of Buyer, any officer, director, employee or agent of Buyer has made any material false statement or material omission in any report, document, form, claim, application for Buyer Regulatory Authorization, application, records submission, supplement, amendment, or notice relating to Buyer Products to or any Governmental Entity.

Section 4.7 Brokers. Except as disclosed on Schedule 4.7, Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the

Company Holders could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Merger, this Agreement or the other transactions contemplated hereunder.

Section 4.8 Sufficiency of Cash and Buyer Common Stock. Buyer has, as of the date of this Agreement, and will have, on the Closing Date, sufficient funds to enable it to make the Closing Cash Payment and a sufficient number of authorized but unissued shares of Buyer Common Stock to issue the Closing Stock Payment and to consummate the transactions contemplated hereby.

Section 4.9 Litigation. Except as disclosed in the Buyer SEC Documents, there is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates, or against the properties or assets of Buyer. Buyer has not entered into or been subject to any Judgment that would materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby or be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

ARTICLE 5

CERTAIN COVENANTS

Section 5.1 Tax Matters.

(a) All Transfer Taxes incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Company Holders and fifty percent (50%) by the Buyer. The party responsible under applicable Law for filing any Tax Return with respect to such Transfer Taxes shall timely file such Tax Return and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation. Buyer and the Shareholders’ Representative shall have the right to review such Tax Returns prior to filing and provide comments with respect thereto. The filing party shall incorporate any reasonable comments received from the other party with respect to such Tax Returns.

(b) To the maximum extent permitted by applicable Law, the taxable year of the Company shall terminate as of the end of the day on the Closing Date.

(c) Shareholders’ Representative Fund. The Shareholders’ Representative Fund Amount deposited by the Paying Agent into the Shareholders’ Representative Fund shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing (and, for the avoidance of doubt, Tax withholding with respect to such deemed contribution by any Company Holder shall be satisfied from such Company Holder’s share of the Closing Cash Payment and shall not reduce the Shareholders’ Representative Fund).

(d) The Parties agree that for Tax purposes: (i) it is intended that, if and to the extent any portion of the Escrow Fund is actually distributed to Company Award Holders in respect of their Company Options or Company RSU Awards or any Contingent Payment is actually paid to Company Award Holders in respect of their Company Options or Company RSU Awards, such portion shall be treated as compensation paid at the time the portion of the Escrow Fund is actually released to the Company Award Holders or the amount of such Contingent Payment is actually paid to the Company Award Holders and, in each case, shall be subject to applicable withholding Tax at such time; (ii) it is intended that the right of the holders of Common Stock and Preferred Stock to the Escrow Fund and Contingent Payments be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate (provided, however, Buyer is making no representation or covenant as to whether such Tax treatment shall be respected by any Governmental Entity); (iii) it is intended that Buyer shall be treated as the owner of the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Buyer and Buyer shall receive quarterly distributions from the Escrow Fund equal to twenty-five percent (25%) of the amount of the income earned by the Escrow Fund for such quarter in order for Buyer to pay its Taxes on such income; and (iv) if and to the extent any amount of the Escrow Fund is actually distributed to the holders of Common Stock or Preferred Stock, interest may be imputed on such amount as required by applicable Law. All Parties shall file all Tax Returns consistently with the foregoing intended Tax treatment, unless otherwise required by a change in applicable Law following the Closing Date.

(e) Tax Returns.

(i) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 10 days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Buyer for Buyer’s review and comment, which comments shall not be unreasonably rejected.

(ii) Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to Tax Periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and the Company Holders shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. Buyer shall deliver at least 30 days prior to the due date (taking into account any extension) for the filing of such Tax Returns to the Shareholders’ Representative for the Shareholders’ Representative’s review a draft of such Tax Returns. Buyer shall not unreasonably refuse to incorporate any comments that the Shareholders’ Representative submits to Buyer no less than five Business Days prior to the due date of such Tax Returns. The Shareholders’ Representative and Buyer shall instruct the Escrow Agent to release from the Escrow Fund to Buyer the payment due to Buyer under this Section 5.1(e)(ii) at least two Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

(iii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a Straddle Period. Buyer shall deliver at least 30 days prior to the due date for the filing of such Straddle Period Tax Return to the Shareholders’ Representative for the Shareholders’ Representative’s review a draft of such Tax Return. Buyer shall reflect any reasonable comment that the Shareholders’ Representative submits to Buyer no less than five Business Days prior to the due date of such Straddle Period Tax Return.

(iv) With respect to Taxes of the Company relating to a Straddle Period, the Company Holders shall pay to Buyer the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. The portion of any Tax that is allocable to the Tax Period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Taxable year of the Company terminated at the close of business on the Closing Date and allocating to the Pre-Closing Tax Period any deductions attributable to the payment of Company Options and Company RSU Awards to the fullest extent permitted by applicable Tax law. The Shareholders’ Representative and Buyer shall instruct the Escrow Agent to release from the Escrow Fund to Buyer the payment due to Buyer under this Section 5.1(e)(iv) at least two Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

(f) Cooperation. Buyer and the Company Holders agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Company Holders, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and the Company Holders shall retain all books and records with respect to Taxes for a period of at least seven years following the Closing Date.

(g) Tax Contests.

(i) Buyer and the Company, on the one hand, and the Company Holders, the Shareholders’ Representative and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(ii) Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Buyer shall keep the Shareholders’ Representative reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which the Company

Holders are liable without obtaining the Shareholders’ Representative’s prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed.

(iii) In the event of any conflict or overlap between the provisions of this Section 5.1(g) and Section 8.5, the provisions of this Section 5.1(g) shall control.

Section 5.2 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the certificate of formation and bylaws of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement and set forth on the Disclosure Schedule (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).

(b) The Company shall obtain, at the Company’s expense, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of events occurring prior to the Effective Time (the “D&O Insurance”) for a period of six (6) years from the Effective Time, on terms with respect to such coverage and amounts no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage.

(c) This Section 5.2 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

Section 5.3 Confidentiality; Publicity.

(a) The Parties acknowledge that the Company and Buyer have previously executed the Confidentiality Agreement, dated June 7, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Buyer and the Company will hold, and will cause its Representatives to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. Each party hereto agrees that it and its Representatives shall hold the terms of the Transaction Documents (including the economic terms), and the fact of the Transaction Documents’ existence, in strict confidence. At no time shall the Company or its Representatives disclose any of the terms of the Transaction Documents (including the economic terms) or any non-public information about another party hereto to any other Person without the prior written consent of the Buyer about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms of this Agreement to its financial, tax and legal advisors and, with respect to a party that is an investment fund, to any of its existing or potential investors (in each case, each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of The Nasdaq Stock Market. Notwithstanding anything in this Agreement to the contrary, following Closing and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

(b) No Party shall, and each Party shall cause its Affiliates, officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case such Party must, prior to making such disclosure, (a) use commercially reasonable efforts to advise the other Party of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Party with respect to the content of such disclosure.

Section 5.4 S-3 Registration Statement. Promptly following the Effective Time, and subject to the conditions set forth on Schedule 5.4, Buyer shall file on Form S-3 (which shall be an automatic shelf registration statement if Buyer is then eligible to use such form) or file a prospectus supplement to Buyer’s existing Form S-3ASR filed on October 2, 2017 (File No. 333-220759) with the SEC to register the resale of the Closing Stock Payment issued to the Company Holders.

Section 5.5 Expenses. Except as otherwise set forth in this Agreement, each of the Company, Buyer and Merger Sub shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby; provided Buyer shall bear all fees and expenses of the Paying Agent.

Section 5.6 Further Assurances and Approvals. From time to time, as and when requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereunder.

Section 5.7 Employee Matters.

(a) Buyer shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Employee Plans in accordance with their terms as in effect immediately prior to the date hereof of or as subsequently amended if and as permitted pursuant to the term of such Employee Plans. During the twelve (12) month period immediately following the Closing Date, Buyer shall provide, or shall cause the Surviving Corporation to provide, for each employee of the Company who continues as an employee of Buyer or the Surviving Corporation or any of their respective Affiliates during such period (collectively, the “Continuing Employees”), with (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time; (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such Continuing Employee as of immediately prior to the Effective Time; and (iii) other employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided to (A) such Continuing Employee as of immediately prior to the Effective Time for so long as the Surviving Corporation continues to maintain the Employee Plans and (B) following the transfer of such Continuing Employees to the Buyer Plans, employees of Buyer who are similarly-situated to such Continuing Employee.

(b) Without limiting the generality of Section 5.7(a), Buyer shall, or shall cause the Surviving Corporation to (i) pay to the Continuing Employees their target bonus pursuant to the Company’s annual bonus plan prior to March 15, 2020 (subject to the continued employment of such employee through December 31, 2019 or the earlier termination of such employee by Buyer without “cause” or by such employee for “good reason” (each as defined in the Company’s Change of Control Severance Plan)), multiplied by a fraction, the numerator of which is the number of days elapsed between January 1, 2019 and the Closing and the denominator is 365, and (ii) include each Continuing Employee in the applicable annual bonus plan of Buyer or the Surviving Corporation for the fiscal year in which the Closing Date occurs, on a basis consistent with similarly-situated employees of Buyer, with such participation commencing as of the day after the Closing (so that each Continuing Employee shall be eligible for the full amount of such an annual bonus, pro-rated for the portion of the year following the Closing). For the avoidance of doubt, clause (i) of the immediately preceding sentence shall not require Buyer to, or to cause the Surviving Corporation to, provide any Continuing Employee who participates in the Company’s Change of Control Plan with a duplicate payment of his or her pro-rated target bonus in respect of the Company’s annual bonus plan for fiscal year 2019 in the event such Continuing Employee’s employment is terminated by Buyer without “cause” or by such employee for “good reason” prior to December 31, 2019.

(c) Buyer shall, or shall cause the Surviving Corporation or any of their respective Affiliates to (i) give full credit to each Continuing Employee for purposes of eligibility, vesting and the calculation of benefit accruals (including for purposes of vacation accruals) under any employee benefit plans or arrangements maintained by Buyer, its Affiliates, or the Surviving Corporation (collectively, the “Buyer Plans”) for such Continuing Employee’s service with, or credited by, the Company to the same extent recognized by the Company immediately prior to the Effective Time (other than with respect to any severance plan or equity arrangement or defined contribution plan); (ii) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively at work requirements and evidence of insurability with respect to participation and coverage requirements applicable to each Continuing Employees under any Buyer Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized or credit given to the extent such recognition or credit would result in the duplication of benefits.

(d) If requested by Buyer, effective no later than the day immediately prior to the Closing Date, the Company shall take all actions necessary to terminate any and all Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code.

(e) The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement. Nothing contained in this Section 5.7 or this Agreement is intended to (i) be treated as an amendment of any particular Employee Plan, or otherwise, or alter or limit the ability of the Company, Buyer or any of their respective Affiliates to amend, modify or terminate any compensation or benefit or employment plan, program, agreement or arrangement. No Continuing Employee (or current or former employee of the Company, Buyer or any of their respective Affiliates) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.8 Conduct of Business by the Company.

(a) During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement in accordance its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Buyer (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise permitted by this Section 5.8 or specifically required by this Agreement, the Company will (i) carry on its business in the Ordinary Course of Business and in compliance with Applicable Laws and (ii) preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be impaired at the Closing in any material respect.

(b) In addition to, and without limiting the generality of, Section 5.8(a), during the Pre-Closing Period, except as consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically required by this Agreement, or as required by Law or as set forth in Section 5.8 of the Disclosure Schedule, the Company will not do or cause to be done any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property); (B) adjust, split, combine or reclassify or otherwise amend the terms of any Company Options or Company RSU Awards, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such Company Options or Company RSU Awards (other than the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding on the date of this Agreement or granted after the date of hereof not in violation of this Agreement) or (C) issue, purchase, redeem or otherwise acquire any Company Options or Company RSU Awards (other than the acquisition of Company Capital Stock in connection with the forfeiture of Company Options or repurchase of shares of Company Capital Stock issued under the Company Option Plan, pursuant to their terms as in effect on the date of this Agreement);

(ii) amend its Constitutive Documents;

(iii) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any Person or division or assets thereof, or otherwise effect any merger, consolidation or reorganization of the Company, or effect any conversion or restructuring of any Company Capital Stock, purchase any securities of, voting interests in or any assets of any Person, other than acquiring or purchasing equipment or supplies in the Ordinary Course of Business;

(iv) sell, lease, transfer, license, leaseback or otherwise subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations);

(v) enter into any lease of real property or modify or amend any existing lease;

(vi) (A) waive, release, assign, settle, pay, discharge or satisfy any Action; (B) waive or assign any claims or rights; or (C) waive any benefits of, agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract of the Company;

(vii) enter into any Contract that would constitute a Material Contract if it had been in existence on the Agreement Date, or amend, modify or consent to the termination of any Material Contract or the Company’s rights thereunder, or waive, release or assign any rights or claims thereunder;

(viii) enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(ix) except as expressly contemplated by any Employee Plan set forth on Section 3.17(a) of the Disclosure Schedule, (A) adopt, enter into, terminate or amend any collective bargaining agreement or Employee Plan or any benefit or compensation arrangement that would be an Employee Plan if it had been in existence on the Agreement Date; (B) increase the compensation, bonus or material fringe benefits of any Company Personnel; (C) grant any bonus or incentive compensation to any Company Personnel,; (D) grant or pay any change in control, severance or termination pay or benefits to, or increase in any manner the change in control, severance or termination pay or benefits of, any Company Personnel; (E) take any action to accelerate the vesting or time of payment of any compensation or benefit, or the funding of any compensation or benefit, payable or to become payable to any Company Personnel; (F) hire any employee; or (G) terminate any employee, individual independent contractor or consultant other than for cause;

(x) commence an Action other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer at least 10 days prior to the filing of such Action;

(xi) except as required by GAAP, revalue any of its properties or assets (whether tangible or intangible) or make any change in accounting methods, principles or practices (including for tax purposes);

(xii) make or change any election in respect of Taxes, change any annual Tax accounting period, adopt or change any accounting method in respect of Taxes, agree or settle any claim or assessment in respect of Taxes, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes;

(xiii) make any capital expenditures or commitments, capital additions or capital improvements in excess of $25,000 in the aggregate;

(xiv) fail to pay, or delay payment of, payables or other Liabilities when they become due and payable, other than payables and Liabilities that the Company is contesting in good faith by appropriate proceedings;

(xv) fully or partially liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(xvi) with respect to Intellectual Property, (A) sell, assign, license, sublicense, encumber, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property, (B) grant, extend, amend, or waive, cancel or modify any rights in or to the Company Intellectual Property, (C) fail to use diligent efforts to file and prosecute any patent applications included in the Company Intellectual Property, (D) divulge, furnish to or make accessible any material trade secrets included in the Company Intellectual Property to any Third Party who is not subject to a written agreement to maintain the confidentiality of such trade secrets, (E) enter into any contractual obligation that would result in the grant to the Company of any right or license in the Intellectual Property of a third party or (F) amend, assign, terminate or fail to exercise any right of renewal or extension under any contractual obligation covering Company Intellectual Property;

(xvii) reduce the amount or scope of any insurance coverage provided by existing insurance policies of the Company;

(xviii) make loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(xix) cancel any Indebtedness owed to the Company or waive any claims or rights of value, except in the ordinary course of business

(xx) authorize any of, or commit or agree to take any of the foregoing actions.

Section 5.9 Stockholder Approval.

(a) As soon as practicable after the execution of this Agreement and in any event within one Business Day following execution of this Agreement, the Company will use commercially reasonable efforts to obtain and deliver to Buyer the Stockholders’ Consent Agreement.

(b) Promptly following the execution of the Stockholders’ Consent Agreement, the Company will deliver (in any manner permitted by the Company Certificate of Incorporation, bylaws of the Company and applicable Law) an information statement to all holders of Company Capital Stock that did not execute and deliver the Stockholders’ Consent Agreement. The Company will cause to be delivered to each Company Holder, any notices relating to this Agreement and the transaction contemplated by this Agreement required by the Constitutive Documents and Contracts governing the Company Capital Stock and the Company Options and Company RSU Awards.

Section 5.10 Filings, Approvals and Consents.

(a) Efforts to Obtain Governmental Approvals.

(i) Prior to the date hereof, the Parties (other than the Shareholders’ Representative) have executed and filed a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act and such Parties shall use their reasonable best efforts to take any and all actions as are necessary or advisable to obtain termination of the waiting period under the HSR Act or to respond to any requests for information from any Governmental Entity in connection with their review under the HSR Act.

(ii) in addition to the obligation set forth in Section 5.10(a)(i), the Company will use commercially reasonable efforts to provide all notices and obtain all authorizations, consents, Orders and approvals of all Governmental Entities that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and cooperate fully with Buyer and Merger Sub in promptly seeking to obtain all such authorizations, consents, Orders and approvals.

(b) Exchange of Information. Buyer and the Company will each promptly supply the other with any information that may be required in order to effectuate any filings or application contemplated by Section 5.10(a). Subject to Applicable Law relating to the exchange of information, and the preservation of any applicable attorney-client privilege or work product doctrine, each of the Company and Buyer will use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to the Company, Buyer or any of their Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with any filing, investigation, or proceeding in connection with this Agreement (including under any antitrust Law).

(c) Notification. Buyer and the Company each will notify the other promptly upon the receipt of: (i) any comments from any Governmental Entity or governmental official in connection with any filings made pursuant hereto and (ii) any request by any Governmental Entity or governmental official for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.10(a), Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. If any Action is instituted (or threatened to be instituted) by any Governmental Entity or any third party challenging any of the transactions contemplated by this Agreement, or which would otherwise prohibit or materially impair or materially delay such transactions, each of Buyer and the Company will use commercially reasonable efforts to resolve any such objections or Actions so as to permit consummation of the transactions contemplated by this Agreement (and the Company will keep Buyer informed as to the status of, and allow Buyer to participate in (but not control), such Actions). Notwithstanding anything herein to the contrary, neither Buyer nor any of its Affiliates will be under any obligation to, nor, without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole discretion), will the Company or any of its Representatives, (i) make proposals, execute, agree or consent to or carry out agreements or submit to any Order (A) providing for the sale or other disposition or holding separate of any assets of Buyer, any of its Affiliates or Subsidiaries (including, after the Closing, the Surviving Corporation) or any of their Affiliates, or the Company, or the holding separate of any capital stock of any such Person, or imposing or seeking to impose any limitation on the ability of Buyer or any of its Affiliates, to own such assets or to acquire, hold or exercise full rights of ownership of Company Capital Stock, or (B) imposing or seeking to impose (1) any limitation whatsoever on the business activities of Buyer or any of its Affiliates or (2) any limitation on the business activities of the Company or the Surviving Corporation or (ii) otherwise take any step to avoid or eliminate any impediment that may be asserted or requested under any applicable Law governing competition, monopolies or restrictive trade practices.

Section 5.11 No Solicitation.

(a) During the Pre-Closing Period, the Company will not take nor will the Company permit any of the Company’s Representatives to take (directly or indirectly) any of the following actions with any Person (other than Buyer and its designees): (i) solicit, initiate, seek, facilitate or encourage (including in each case by way of providing information) the making, submission or announcement of any proposal or offer from, or participate or engage in or conduct any discussions or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination; (ii) enter into, participate in, maintain or continue any negotiations regarding, or provide or make available any information with respect to the Company or its business to any Person other than Buyer, or to take any other action relating to (or which would reasonably be expected to be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination; (iii) approve, agree to, accept, endorse or recommend any Business Combination; (iv) enter into a Contract with any Person contemplating or otherwise relating to any Business Combination; (v) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company other than the Business Combination; (vi) submit any Business Combination to the vote of the Company Stockholders or (vii) authorize or permit any of the Company’s Representatives to take any such action.

(b) The Company will immediately cease and cause to be terminated any contacts, discussions or negotiations with any Person relating to any Business Combination. In addition to the foregoing, if the Company receives any inquiry, offer or proposal (formal or informal, oral, written or otherwise) during the Pre-Closing Period relating to or that would reasonably be expected to lead to, or any inquiry or contact from any Person with respect to or that would reasonably be expected to lead to, a Business Combination, the Company will promptly (and in any event within one Business Day) notify Buyer thereof and provide Buyer with the details thereof and will keep Buyer informed of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision will not in any way be deemed to limit the obligations of the Company and its Representatives set forth in Section 5.11(a).

(c) Each of the Company and Buyer acknowledge that this Section 5.11 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in a failure to induce Buyer to enter into this Agreement.

(d) The Company will promptly inform its Representatives of their obligations under this Section 5.11.

Section 5.12 Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation becomes applicable to the transactions contemplated by this Agreement, the Company and the Company’s Board of Directors will use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on such transactions.

Section 5.13 Section 280G.

(a) Promptly after the execution of this Agreement but in no event less than five Business Days prior to the Closing Date, the Company will send the materials to the Company Stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments or benefits that are subject to a Section 280G Waiver (such materials, the “280G Soliciting Materials”), such that, if approved by the requisite number of Company Stockholders in accordance with Section 280G(b)(5)(B) of the Code, such payments and benefits will not be deemed to be “parachute payments” under Section 280G, and prior to the Closing, the Company will deliver to Buyer evidence reasonably satisfactory to Buyer (i) that a Company Stockholder vote was solicited in conformance with Section 280G, and the requisite Company Stockholder approval was obtained with respect to any payments or benefits that were subject to the Company Stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” will not be made, provided or retained. The 280G Soliciting Materials (including any amendments or supplements described in Section 5.13(b)) shall be subject to advance review and approval by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The Company will promptly advise Buyer in writing if at any time prior to the Closing, the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

Section 5.14 Bank Accounts. The Company will cooperate with Buyer and Merger Sub to ensure that, effective at the Closing, an appropriate representative of Buyer is granted authorized access and added as an authorized signatory on each bank account set forth on Section 3.19 of the Disclosure Schedule. Following Closing, the Shareholders’ Representative will continue to reasonably cooperate with Buyer, if necessary, to ensure compliance with this Section 5.14.

Section 5.15 Related Party Agreements. Except as set forth on Section 5.15 of the Disclosure Schedule, prior to or effective as of the Closing, the Company shall terminate all Company Holder Agreements and any other Contracts (other than employment, consulting or advisory agreements, or equity awards) between the Company, on the one hand, and any officer, director, management level employee, equityholder or Affiliate of the Company, on the other hand.

Section 5.16 Series A Conversion. On or prior to the Closing Date, the Company shall cause each share of Preferred Stock (and any warrant to purchase Preferred Stock) to be converted (or, with respect to such warrant, exercised and converted) into fully paid and non-assessable share of Common Stock pursuant to and in accordance with the Charter and each Company Holder Agreement (the “Series A Conversion”).

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate this Agreement will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of Buyer and the Company:

(a) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(b) No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement has been issued by any court of competent jurisdiction that remains in effect, and there is no Law enacted that makes consummation of the transactions contemplated by this Agreement illegal; and

(c) This Agreement and the Merger have been adopted and approved by the Company Holders.

Section 6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate this Agreement will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement signed by the Company:

(a) The representations and warranties of Buyer and Merger Sub set forth in this Agreement (when read without any exception or qualification as to materiality) are true and correct as of the Closing Date and as though then made (except that, in each case, those representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement and fulfill its obligations under this Agreement;

(b) All of the covenants and obligations that Buyer and Merger Sub are required to comply with or to perform at or prior to the Closing pursuant to this Agreement have been complied with and performed in all material respects; and

(c) Buyer and Merger Sub have delivered or caused to be delivered all closing deliveries set forth in Section 2.3(b) and (c).

Section 6.3 Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement signed by Buyer:

(a) (i) Each of the Fundamental Representations are true and correct (when read without any exception or qualification as to materiality or Material Adverse Effect or any similar concept) in all material respects as of the Closing Date and as though made on such date (except that any Fundamental Representations that are made as of a specific date need only be true and correct as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement are true and correct (when read without any exception or qualification as to materiality or Material Adverse Effect or any similar concept) in all respects and as of the Closing Date as though made on such date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct at such time has not, individually or in the aggregate, had a Material Adverse Effect;

(b) All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing pursuant to this Agreement have been complied with and performed in all material respects;

(c) Since the date hereof, there has not occurred any Material Adverse Effect with respect to the Company, and no event has occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect with respect to the Company, in each case that is continuing;

(d) There is no Action pending or threatened in writing against Buyer, Merger Sub or the Company or any of their respective Affiliates by any Governmental Entity or any Law proposed, enacted or deemed applicable: (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) that would result in the transactions contemplated by this Agreement being rescinded following consummation; (iii) seeking material damages in connection with the transactions contemplated by this Agreement; (iv) seeking to prohibit or limit the exercise by Buyer or Merger Sub of any material right pertaining to its ownership of Company Capital Stock; (v) seeking to compel the Company, Buyer, Merger Sub or any Subsidiary of Buyer to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement or (vi) seeking to impose any criminal sanctions or Liability on Buyer, Merger Sub or the Company in connection with the transactions contemplated by this Agreement;

(e) With respect to any payments or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Person in connection with the execution and delivery of this Agreement or the transactions contemplated by this Agreement (either directly or in connection with any event), (i) the Company has received and delivered to Buyer a Section 280G Waiver from each Person receiving, or that is eligible to receive or retain, a payment that may constitute a “parachute payment” under Section 280G prior to soliciting the Section 280G Approval and (ii) the Company has delivered to Buyer evidence reasonably satisfactory to Buyer that the Company Holders have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G, any such “parachute payments” or (B) have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” will not be paid or provided for in any manner and Buyer and its Subsidiaries will not have any Liabilities with respect to such “parachute payments”;

(f) the Series A Conversion shall be completed; and

(g) the Company has delivered or caused to be delivered all closing deliveries set forth in Section 2.3(a).

ARTICLE 7

TERMINATION

Section 7.1 Termination Events. This Agreement may be terminated prior to Closing:

(a) by the mutual written consent of Buyer and the Company;

(b) by either the Company, on the one hand, or Buyer and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before October 31, 2019 (the “Expiration Date”), except that no Party will be permitted to terminate this Agreement pursuant to the terms of this Section 7.1(b) if the failure to consummate the Merger on or prior to the Expiration Date is the result of such Party’s breach of this Agreement in any material respect;

(c) by either the Company, on the one hand, or Buyer and Merger Sub, on the other hand, by written notice to the other party if any Governmental Entity with jurisdiction over such matters shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

(d) by Buyer if (i) any representation or warranty of the Company or the Shareholders’ Representative contained in this Agreement was inaccurate or was breached as of the Agreement Date, or has become inaccurate or has been breached as of a date subsequent to the Agreement Date (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) would not be satisfied on or before the Expiration Date or (ii) any of the covenants or obligations of the Company, the Shareholders’ Representative or Company Holders contained in this Agreement have been breached such that the condition set forth in Section 6.3(b) would not be satisfied on or before the Expiration Date; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company or the Shareholders’ Representative as of a date subsequent to the Agreement Date or a breach of a covenant by the Company is curable through the use of commercially reasonable efforts from and after Buyer notifies the Company in writing of the existence of such inaccuracy or breach until the Expiration Date (the “Company Cure Period”), then Buyer may not terminate this Agreement under this Section 7.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if Buyer is in material breach of this Agreement or if such breach by the Company is cured);

(e) by the Company if (i) any representation or warranty of either Buyer or Merger Sub contained in this Agreement was inaccurate or was breached as of the Agreement Date, or has become inaccurate or has been breached as of a date subsequent to the Agreement Date (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) would not be satisfied on or before the Expiration Date or (ii) if any of Buyer’s or Merger Sub’s covenants contained in this Agreement have been breached such that the condition set forth in Section 6.2(b) would not be satisfied on or before the Expiration Date; provided, however, that if an inaccuracy in or breach of any representation or warranty of Buyer or Merger Sub as of a date subsequent to the Agreement Date or a breach of a covenant by Buyer or Merger Sub is curable by the same through the use of commercially reasonable efforts from and after the Company notifies Buyer in writing of the existence of such inaccuracy or breach until the Expiration Date (the “Buyer Cure Period”), then the Company may not terminate this Agreement under this Section 7.1(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided Buyer or Merger Sub, during the Buyer Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company is in material breach of this Agreement or if such breach by the Buyer or Merger Sub is cured);

(f) by Buyer if there has occurred any Material Adverse Effect with respect to the Company or any event will have occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect with respect to the Company; or

(g) by Buyer, if the Shareholder Approval is not obtained and delivered to Buyer within one Business Day after the Agreement Date.

Section 7.2 Effect of Termination. If a Party wishes to terminate this Agreement pursuant to Section 7.1, then such Party will deliver to the other Parties to this Agreement a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. In the event of the termination of this Agreement, this Agreement will be of no further force or effect, except (a) as set forth in Section 2.9(c), Section 5.3(a), this Section 7.2 and Article 9, each of which will survive the termination of this Agreement and (b) nothing herein will relieve any Party from Liability for any willful breach of this Agreement prior to such termination.

ARTICLE 8

INDEMNITY

Section 8.1 Indemnification of Buyer Indemnified Parties. Subject to the limitations set forth in Section 8.3 below, from and after the Effective Time, each Company Holder will severally (in accordance with each Company Holder’s Pro Rata Percentage), but not jointly, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Damages incurred by such Person (such Damages, “Indemnifiable Damages”) resulting from:

(a) any breach of any representation or warranty made by the Company in this Agreement or in any other certificate executed in connection with this Agreement by the Company as of the Closing;

(b) any breach or failure to perform on or prior to the Closing any covenant or agreement herein by the Company that is required to be performed on or prior to the Closing;

(c) any inaccuracy contained in the Allocation Schedule as of the Closing;

(d) any payments made with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant Section 2.7, as applicable, upon the exchange of such Dissenting Shares;

(e) the VAT Reclaim Amount to the extent Buyer or the Surviving Corporation (after having used commercially reasonable efforts to receive such payment) shall not have received a payment of the VAT Reclaim Amount from the applicable Governmental Entity prior to the release of the Escrow Fund; and

(f) any Taxes of the Company with respect to any Pre-Closing Tax Period; Taxes for which the Company (or any predecessor of the Company) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing.

Section 8.2 Indemnification of Company Holders. From and after the Effective Time, Buyer and Merger Sub hereby agree to indemnify, defend and hold harmless, jointly and severally, each Company Holder against and in respect of, and pay the Company Holder the amount of, any and all Damages that are directly or indirectly suffered or incurred by any of the Company Holders or to which any of the Company Holders may otherwise become directly or indirectly subject (regardless of whether or not such Damages relate to any Third-Party Claim), and that arise from or as a result of, or are directly or indirectly connected with any of the following:

(a) any breach of any representation or warranty made by Buyer or Merger Sub in this Agreement or in any other certificate executed in connection with this Agreement by the Buyer or Merger Sub as of the Closing; or

(b) any breach or failure to perform on or prior to the Closing any covenant or agreement herein by Buyer or Merger Sub that is required to be performed on or prior to the Closing.

Section 8.3 Limitations on Recovery. Recovery by the Buyer Indemnified Parties pursuant to this Agreement will be subject to the following limitations:

(a) Threshold to Recovery of Damages.

(i) No Buyer Indemnified Party may recover Indemnifiable Damages from the Escrow Fund or the Company Holders in respect of any indemnification pursuant to Section 8.1(a) (except with regard to a breach of a Fundamental Representation, an Extended IP Representation or claims arising as a result of fraud, which shall not be so limited or subject to any Deductible) until the aggregate amount (without duplication) of Indemnifiable Damages to the Buyer Indemnified Parties has exceeded $1,500,000 (the “Deductible”), in which event the Buyer Indemnified Parties shall, subject to the other limitations contained herein, be entitled to be indemnified for all Indemnifiable Damages that exceed the Deductible.

(b) Caps on Recovery of Indemnifiable Damages.

(i) Each Company Holder’s liability for the payment of Indemnifiable Damages pursuant to Section 8.1 shall be several (in accordance with each Company Holders’ Pro Rata Percentage) and not joint.

(ii) With regard to indemnification for Indemnifiable Damages under Section 8.1(a) (except with regard to a breach of a Fundamental Representation, Extended IP Representation, Tax Representation or claims arising as a result of fraud, which shall not be so limited), amounts retained in the Escrow Fund will serve as the Buyer Indemnified Parties’ sole source of recovery from the Company Holders, and with regard to indemnification for Indemnifiable Damages under Section 8.1(a) with regard to a breach of an Extended IP Representation, amounts retained in the Escrow Fund and the Right of Setoff will serve as the Buyer Indemnified Parties’ sole source of recovery from the Company Holders.

(iii) Until the fifth anniversary of the Closing Date, with regard to indemnification claims made by a Buyer Indemnified Party under Section 8.1(a) relating to or arising out of a breach of any of the Fundamental Representations or under Section 8.1(b)-(f), a Buyer Indemnified Party shall recover any Indemnifiable Damages to which it is entitled hereunder first (A) from the Escrow Fund and (B) solely to the extent amounts available in the Escrow Fund are insufficient to recover such Indemnifiable Damages, directly from each Company Holder, severally and not jointly, according to each such Company Holders’ Pro Rata Percentage of such Indemnifiable Damages, up to the aggregate amount actually received by such Company Holder pursuant to this Agreement. Notwithstanding the foregoing, if a Buyer Indemnified Party is entitled to indemnification under Section 8.1(a) relating to or arising out of a breach of any of the Fundamental Representations, the Extended IP Representations, the Tax Representations, under Section

8.1(b)-(f) or as a result of fraud in excess of the amounts then remaining in the Escrow Fund (or in the event that the Escrow Fund has already been exhausted or terminated), and Buyer has delivered a Claim Certificate (as defined in Section 8.4) with respect thereto, Buyer shall have the right but not the obligation to setoff, on a dollar for dollar basis, the amount of Indemnifiable Damages (in the case of the Fundamental Representations and the Tax Representations, or under Section 8.1(b)-(f) or as a result of fraud) or [***] the amount of Indemnifiable Damages (in the case of the Extended IP Representations) reasonably determined by the Buyer Indemnified Party as necessary to satisfy then pending claims brought by a Buyer Indemnified Party in respect of such indemnification rights arising from such claim against Contingent Payments payable (but not any Contingent Payments previously paid) to the Company Holders (the “Right of Setoff”). Once such claim is finally determined in accordance with this Agreement, if the Indemnifiable Damages relating to such claim are determined to be less than the amount setoff against the applicable Contingent Payment, or if the Buyer Indemnified Party is determined not to be entitled to indemnification with respect to such claim, Buyer shall promptly, and in any event within five (5) Business Days, deliver (i) to the Surviving Corporation for further distribution by the Surviving Corporation to the applicable Tax authorities, the Employer Tax Amount arising out of the payment of the amounts described in clause (ii)(B) below to the Company Award Holders, (ii) after deduction of the Employer Tax Amount described in clause (i), (A) to the Paying Agent for further disbursement to the Company Holders (pro rata in accordance with their respective Pro Rata Percentages) such remaining portion of the amount equal to the remaining amount of such Contingent Payment payable to the Company Holders other than the Company Award Holders, as applicable, and (B) to the Surviving Corporation for further disbursement to the Company Award Holders (pro rata in accordance with their respective Pro Rata Percentages) an amount equal to the portion of the remaining amount of such Contingent Payment, less applicable Tax withholding. After the five (5) year anniversary of the Closing Date, a Buyer Indemnified Party may recover for indemnification claims under Section 8.1(a) relating to or arising out of a breach of any of the Fundamental Representations, the Extended IP Representations or the Tax Representations, or under Section 8.1(b)-(f); provided such recovery shall be limited to the Right of Setoff.

(c) No Buyer Indemnified Party shall be entitled to recover any Indemnifiable Damages with respect (i) to any Liability reflected in the Estimated Closing Statement, up to the amount of such Liability reflected in the Estimated Closing Statement or (ii) to the extent that the Buyer Indemnified Parties have already recovered the same Indemnifiable Damages with respect to such indemnifiable matter pursuant to any other provision of this Agreement.

(d) The Buyer Indemnified Parties shall take such commercially reasonable actions as are available to them to mitigate the amount of any Damages (other than mitigation efforts that would be harmful to Buyer or the business of the Company; provided that a mitigation effort shall not be considered harmful to Buyer or the business of the Company simply because it will limit Buyer’s recovery for Indemnifiable Damages in accordance with this Article 8). The amount of Indemnifiable Damages payable under this Article 8 shall be reduced by (i) any insurance proceeds actually received from an insurance carrier by the Buyer Indemnified Party with respect thereto (net of any applicable deductibles or similar costs or payments), (ii) indemnity or contribution amounts actually received from third parties (net of any applicable costs of recovery or collection thereof) and (iii) any tax deduction or other tax benefit, if any, actually recognized by any Indemnified Party as a result of incurring such Damages in the Taxable year in which such Damages are incurred; provided, that nothing in this Section 8.3(d) shall require a Buyer Indemnified Party to litigate any dispute to obtain any insurance proceeds, indemnity or contribution amount; provided, further, that if a Buyer Indemnified Party receives insurance proceeds, indemnity or contribution amounts or recognizes tax benefits, including the receipt of tax refunds or a reduction in cash taxes payable, after having received payment from (or on behalf of) any Company Holders with respect to any Indemnifiable Damages, such Buyer Indemnified Party shall pay to the Shareholders’ Representative the lesser of (x) the amount of the insurance proceeds received and tax benefits and (y) the amount of indemnification received by the Buyer Indemnified Party from the Company Holders, and the Shareholders’ Representative will distribute such funds to the Company Holders in accordance with their Pro Rata Percentage.

(e) Materiality standards or qualifications or any references to Material Adverse Effects in any representation, warranty or covenant shall not be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, or in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure.

(f) Indemnifiable Damages will be limited to actual Damages incurred by the Indemnified Parties and will exclude exemplary or punitive Damages, or special Damages that are in the nature of exemplary or punitive Damages (except to the extent such types of Damages are specifically awarded by an arbitrator or Governmental Entity to a third party and paid to such third party by an Indemnified Party in connection with a Third-Party Claim).

Section 8.4 Notification of Certain Claims.

(a) If a Buyer Indemnified Party or Company Holder (each, an “Indemnified Party”) believes that it has a bona fide claim for indemnification pursuant to this Article 8, other than in respect of a Third-Party Claim, then Buyer (if such Indemnified Party is a Buyer Indemnified Party) or the Shareholders’ Representative (if such Indemnified Party is a Company Holder), as the case may be, shall promptly deliver to the Shareholders’ Representative or Buyer, respectively, a certificate (any certificate delivered in accordance with the provisions of this Section 8.4(a), a “Claim Certificate”): (i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article 8; (ii) containing a calculation, prepared in good faith, of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer and (iii) specifying in reasonable detail (based upon the information then possessed by Buyer or the Shareholders’ Representative, as the case may be) the material facts known to the Indemnified Party giving rise to such claim.

(b) Buyer is the sole and exclusive Person authorized to act for and bring claims on behalf of Buyer Indemnified Parties, and the Shareholders’ Representative is the sole and exclusive Person authorized to act for and bring claims on behalf of Company Holders.

(c) No delay in providing such Claim Certificate will affect an Indemnified Party’s rights hereunder except to the extent that (and then only to the extent that) the indemnifying party is adversely prejudiced thereby.

(d) If the Escrow Fund is available to satisfy the recovery of the claim asserted in such Claim Certificate and has not been fully released, at the time of delivery of any Claim Certificate to the Shareholders’ Representative, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Buyer (on behalf of itself or any other Buyer Indemnified Party).

(e) If the Shareholders’ Representative or Buyer, as the case may be, objects to any claim made in any Claim Certificate, then the Shareholders’ Representative or Buyer, as the case may be, shall deliver a written notice (a “Claim Dispute Notice”) to Buyer or the Shareholders’ Representative, as the case may be, during the 30-day period commencing upon receipt by the Shareholders’ Representative or Buyer, as the case may be, of the Claim Certificate. The Claim Dispute Notice will set forth the principal basis for the dispute of any claim made in the applicable Claim Certificate. If the Shareholders’ Representative or Buyer, as the case may be, does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then such claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in favor of the Indemnified Party that delivered the Claim Certificate for purposes of this Article 8 on the terms set forth in the Claim Certificate and the applicable Indemnified Party will be indemnified for the amount of the Damages set forth in the Claim Certificate pursuant to this Article 8.

(f) If a Claim Dispute Notice is properly delivered hereunder, then Buyer and the Shareholders’ Representative will attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Buyer and the Shareholders’ Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and the Shareholders’ Representative will be prepared and signed by both Parties.

(g) If no such resolution can be reached during the 30-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 30-day period, either Buyer or the Shareholders’ Representative may bring suit to resolve the objection in accordance with Section 9.5.

Section 8.5 Third Party Claims.

(a) If a Buyer Indemnified Party or Company Holder receives notice of any Action that has been or may be brought or asserted by a third party against such Indemnified Party and that may give rise to a claim by such Indemnified Party for Damages under this Article 8 (each, a “Third-Party Claim”), such Indemnified Party will, promptly after receipt of notice of any such Third-Party Claim, notify the Shareholders’ Representative of such Third-Party Claim where one or more of the Company Holders are the Person(s) from whom indemnification is sought and notify Buyer where Buyer is the Person from whom indemnification is sought, in each case by the delivery of a certificate regarding the same, which shall be deemed a Claim Certificate. The failure of an Indemnified Party to so notify the party from whom indemnification is being sought of the commencement of any such Third-Party Claim will not relieve any party from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of such party from whom indemnification is being sought to defend its interests in such Third-Party Claim.

(b) Buyer, upon written notice to the Shareholders’ Representative, will have the right in its sole discretion to assume and control the defense of any such Third-Party Claim; provided that the Shareholders’ Representative and its counsel (at Shareholders’ Representative’s sole expense on behalf of the Company Holders) may participate in (but not control the conduct of) the defense of such Action except to the extent such participation would adversely affect any privilege of Buyer or a Buyer Indemnified Party in respect of such Third-Party Claim. Buyer will have the right, in its sole discretion, to settle any Third-Party Claim, but no settlement of any such Third-Party Claim with third party claimants will be determinative of whether such Third-Party Claim gives rise to any right to indemnification hereunder, and, if so, the amount of, Damages under this Article 8 relating to such matter unless the Shareholders’ Representative consents to such settlement (and the Company Holders shall have no obligation to indemnify any Buyer Indemnified Party for any Damages payable pursuant to a settlement to the extent that such settlement is not reasonable, including in the amount of costs and expenses agreed to in such settlement). In the event that the Shareholders’ Representative has consented to any such settlement, the Company Holders will have no power or authority to object under any provision of this Article 8 to the amount of Damages with respect to such settlement.

(c) If requested by Buyer, the Shareholders’ Representative will enter into a separate confidentiality or joint defense agreement prior to participating in the defense of any Third-Party Claim.

(d) The party controlling the defense of a Third-Party Claim will (i) keep the non-controlling party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the non-controlling party with respect thereto and (ii) make available to the non-controlling party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to confidentiality obligations and the protection of the attorney-client privilege). The non-controlling party will reasonably cooperate with and assist the controlling party in the defense of such Third-Party Claim, including by furnishing the controlling party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other proceedings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

(e) Costs and expenses (including attorneys’ fees, costs and other expenses incurred in investigating, preparing or defending any applicable claim or Action) shall constitute Indemnifiable Damages for which a Buyer Indemnified Party is entitled to indemnification if and solely to the extent that such underlying claim or Action gives rise to Indemnifiable Damages for which an Indemnified Party is entitled to indemnification pursuant to Section 8.1(a) (without taking into account such costs and expenses).

Section 8.6 Treatment of Adjustments. The Company Holders, on the one hand, and Buyer and Merger Sub, on the other hand, agree that, except as otherwise required by applicable Law, all payments made by or on behalf of either of them to or for the benefit of the other

(including any payments to the Company) under this Article 8 will be treated as adjustments to the consideration payable pursuant to this Agreement for Tax purposes and that such treatment will govern for purposes hereof.

Section 8.7 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article 8, will be the sole and exclusive remedy of the Buyer Indemnified Parties and the Company Holders from and after the Closing Date for any claims arising under this Agreement; provided, however, that the foregoing sentence will not be deemed a waiver by any party of any right to specific performance or injunctive or equitable relief, any right or remedy arising from a criminal Action, or any right or remedy arising by reason of any claim of fraud.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Survival.

(a) Representations and Warranties. The representations and warranties of the Company, Buyer and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing, but only to the following extent:

(i) the Fundamental Representations and any certification with respect thereto in any certificate delivered pursuant to this Agreement will terminate at 11:59 p.m. Pacific time on the expiration date under the statute of limitations for claims based on the subject matter of such representation or warranty;

(ii) the representations and warranties contained in clauses (b), (c) and (g) of Section 3.13 (the “Extended IP Representations”) will terminate at 11:59 p.m. Pacific time on the expiration date under the statute of limitations for claims based on the subject matter of such representation or warranty; and

(iii) the representations and warranties of the Company contained in Section 3.14 (the “Tax Representations”) will terminate at 11:59 p.m. Pacific time on the date that is 60 days after the expiration of the applicable statute of limitations (including any applicable extensions);

(iv) the representations and warranties of the Company, Buyer and Merger Sub (other than the Fundamental Representations, Extended IP Representations, Tax Representations or claims arising as a result of fraud) and any certification with respect thereto in any certificate delivered pursuant to this Agreement will terminate at 11:59 p.m. Pacific time on the date that is the one-year anniversary of the Closing Date (the “Survival Period”).

(b) Covenants. The covenants and agreements of the Company, the Shareholders’ Representative, Buyer and Merger Sub contained in this Agreement to be performed prior to the Closing will survive the Closing until 11:59 p.m. Pacific time on the date that is the earlier of (A) the three-year anniversary of the Closing Date and (B) the expiration date under the statute of limitations for claims based on such covenant or agreement and all covenants and agreements of the Company, Shareholders’ Representative, Buyer and Merger Sub contained in this Agreement to be performed after the Closing will survive until fully performed in accordance with their respective terms.

(c) Survival Until Resolution. Notwithstanding anything to the contrary set forth in Section 7.1(a) or Section 7.1(b), if, at any time prior to the applicable termination date set forth therein, Buyer or the Shareholders’ Representative (acting in good faith), as the case may be, delivers to the Shareholders’ Representative or Buyer, respectively, a Claim Certificate pursuant to Section 8.4 alleging the existence of an inaccuracy in or a breach of any of the representations, warranties or covenants made by the Company, Buyer, Merger Sub, or the Shareholders’ Representative in this Agreement or any certificate delivered pursuant to this Agreement, as applicable, and asserting a claim for recovery under Section 6.1 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the expiration or termination of the applicable statute of limitations time period, including as set forth in this Section 7.1 until such time as such claim is fully and finally resolved and, except as expressly limited by Article 6, Indemnifiable Damages arising therefrom have been fully recovered.

Section 9.2 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be delivered by (a) electronic mail in .pdf or similar format (with confirmation of transmission), (b) a nationally recognized overnight courier (with confirmation of delivery) or (c) personal delivery, in each case to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 7.2:

(a) if to Buyer or Merger Sub:

Zogenix, Inc.

5959 Horton Street, Suite 500

Emeryville, California 94608

Attention: Chief Financial Officer

Telephone: (510) 550-8300

Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Attention: Cheston J. Larson and Matthew T. Bush

Telephone: (858) 523.5400

Email: cheston.larson@lw.com and matt.bush@lw.com

(b) if to the Company:

Modis Therapeutics, Inc.

409 13th Street, Suite 700

Oakland, California 94612

Attention: Joshua Grass

Telephone: 510-806-8563

Email: [***]

with a copy to (which shall not constitute notice):

Fenwick & West LLP

Attention: Effie Toshav and David Michaels

1191 2nd Avenue

Seattle, WA 98101

Tel: (206) 389-4576; (650) 335-7258

Email: etoshav@fenwick.com; dmichaels@fenwick.com

(c) if to the Shareholders’ Representative, or, after the Closing, to the Company Holders:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Tel: (303) 648-4085

Email: deals@srsacquiom.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP

Attention: Effie Toshav and David Michaels

1191 2nd Avenue

Seattle, WA 98101

Tel: (206) 389-4576; (650) 335-7258

Email: etoshav@fenwick.com; dmichaels@fenwick.com

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) upon receipt when delivered by a nationally recognized overnight courier (such date of receipt being evidenced by the courier’s service records) or (c) when sent, if sent by electronic mail, to the appropriate email addresses set forth in this Section 7.2 during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient.

Section 9.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties prior to or after the Closing without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned), except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Buyer or to any Affiliate of Buyer, and except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Buyer or any entity that acquires all or substantially all of the Business (whether by merger, sale of stock, sale of assets or otherwise); provided that, notwithstanding any such assignment by Merger Sub or by Buyer, Merger Sub or Buyer, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Section 9.4 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party, to be valid and binding on the Parties, such consent or approval must be in writing.

Section 9.5 Enforcement.

(a) Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court, and any federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the Delaware Chancery Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any federal court of the United States of America sitting in the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.5. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court, and (ii) any federal court of the United States of America sitting in the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 9.5 shall not apply to any dispute under Section 2.12 that is required to be decided by the Accounting Firm.

(b) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.5.

Section 9.6 Amendment and Waiver.

(a) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Except as otherwise specifically set forth in this Agreement, this Agreement may be amended by the Parties at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that, after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of either Party, without the further approval of such shareholders. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each of the Parties; provided that, to the extent permitted by applicable Law, Buyer and the Shareholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Shareholders’ Representative. In the case of a waiver, such waiver shall be effective only if it is made or given in writing and signed by the party granting the waiver and shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 9.7 Entire Agreement. This Agreement, together with all annexes, schedules (including the Disclosure Schedule) and exhibits and all ancillary agreements, documents or instruments to be delivered in connection herewith and therewith, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

Section 9.8 No Third-Party Beneficiaries. Except as otherwise provided in Section 5.2, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile, ..pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 9.10 Governing Law. This Agreement and all matters relating to or arising out of this Agreement (whether sounding in contract, tort or otherwise) shall be governed by, and construed in accordance with, the substantive Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.11 Specific Performance. Each of the Parties hereby agrees that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by Buyer, Merger Sub or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, Merger Sub or the Company, as applicable, including if the parties hereto fail to take any action required of them hereunder to consummate the transaction contemplated by this Agreement. It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any of Buyer, Merger Sub or the Company, as applicable, and to enforce specifically the terms and provisions hereof against Buyer, Merger Sub or the Company, as applicable, in any court having jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 9.11, be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

Section 9.12 Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Fenwick & West LLP may serve as counsel to each and any of the Shareholders’ Representative, the Company Holders and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Fenwick & West LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Company or its Subsidiaries, even though the interests of the Shareholders’ Representative, the Company Holders and other members of the Seller Group may be directly adverse to Buyer, the Surviving Corporation or any of their respective Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall use commercially reasonable efforts to cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Parties agree that any privilege attaching as a result of Fenwick & West LLP representing the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or any agreement entered into pursuant to this Agreement, shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by the Shareholders’ Representative, and all communications prior to the Closing between the Company or any of its employees, directors or advisors, the Shareholders’ Representative, any Company Holder or any other member of the Seller Group, and any third parties, on the one hand, and Fenwick & West on the other, shall be deemed to be the confidential communications of the Company Holders and the Shareholders’ Representative (and shall be controlled by the Shareholders’ Representative). As to any privileged attorney-client communications between Fenwick & West LLP and the Company or any of its employees, directors or advisors, the Shareholders’ Representative, any Company Holder or any other member of the Seller Group prior to the Closing Date (collectively, the “Privileged Communications”), each of Buyer, Merger Sub, the Company, and its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any member of the Seller Group, after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a Person other than a member of the Seller Group, on the other hand, after the Closing, Buyer, the Surviving

Corporation and any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure to such third-party of such privileged communications; provided that none of Buyer, the Surviving Corporation or any of their respective Affiliates may waive such privilege without the prior written consent of the Shareholders’ Representative.

Section 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

MODIS THERAPEUTICS, INC.

By:	/s/ Joshua Grass
Name: Joshua Grass
Title: Chief Executive Officer

ZOGENIX, INC.

By:	Stephen J. Farr
Name: Stephen J. Farr, Ph.D.
Title: President and Chief Executive Officer

XENA MERGER SUB, INC.

By:	/s/ Stephen J. Farr
Name: Stephen J. Farr, Ph.D.
Title: President and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

SCHEDULE 5.4

REGISTRATION OF BUYER COMMON STOCK

Section 1. Registrable Securities. For purposes of this Agreement, the term “Registrable Securities” shall mean all of the shares of Buyer Common Stock to be issued to Company Holders under this Agreement (the “Closing Shares”) other than shares of Buyer Common Stock issued to a Company Holder that has not provided the information required by paragraph 7 one Business Day prior to the filing of the Resale Registration Statement.

Section 2. Resale Registration Statement. Buyer agrees that it will file a prospectus supplement to Buyer’s registration statement on Form S-3ASR filed October 2, 2017 (File No. 333-220759) (or another registration statement on Form S-3, or such other form under the Securities Act then available to Buyer), providing for the resale pursuant to Rule 415 from time to time, and on a continuing basis, by each holder thereof (each a “Holder”), of the Registrable Securities (such registration statement, including the prospectus, any pre-effective or post-effective amendments and supplements thereto, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, therein being hereinafter referred to as the “Resale Registration Statement” and such prospectus supplement, including the base prospectus included in the Resale Registration Statement, the “Resale Prospectus Supplement”). Buyer agrees to file the Resale Prospectus Supplement within two (2) Business Days after the Closing Date; provided, however, that Buyer will be permitted to postpone or suspend (upon written notice to the Holders) the use of the Resale Prospectus Supplement or the Resale Registration Statement (on one or more occasions) (a) if the disclosure requirements of the Securities Act in connection with the Resale Registration Statement would require Buyer to include material information (including information to supplement, update or correct existing disclosures) that has not theretofore been included or incorporated by reference in the Resale Registration Statement and Buyer’s Board of Directors has determined in its reasonable judgment that Buyer has a bona fide business reason not to disclose such material information; provided, that the aggregate number of days Buyer shall be permitted to so postpone or suspend the use of the Resale Prospectus Supplement or effectiveness of the Resale Registration Statement shall not exceed thirty (30) consecutive days or an aggregate of sixty (60) days in any period of twelve (12) consecutive months, or (b) if the SEC shall determine (and notify Buyer) that financial statements required to be included or incorporated by reference in the Resale Registration Statement or Resale Prospectus Supplement pursuant to Rules 3-05 and 11-01 of Regulation S-X promulgated by the SEC related to an acquisition by the Company are not yet so included or incorporated; provided, that (1) Buyer shall consult with the Holders promptly upon receipt of any such notice and shall permit counsel for the Holders to participate in any discussions with the SEC regarding such determination; (2) such postponement or suspension of the use of the Resale Prospectus Supplement or effectiveness of the Resale Registration Statement shall only continue until such time any such required financial statements are included or incorporated; and (3) Buyer shall be not permitted to so postpone or suspend the use of the Resale Prospectus Supplement or the Resale Registration Statement after (or for a period ending after) the date five Business Days after the Closing Date.

Section 3. Withdrawal. Any Holder on behalf of whom any Registrable Securities have been included in the Resale Prospectus Supplement shall have the right to withdraw any or

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all of the Registrable Securities to be registered thereby by giving written notice to such effect to Buyer prior to the filing of the Resale Prospectus Supplement.

Section 4. Registration Procedures. In connection with the Resale Registration Statement, Buyer shall:

(a) use commercially reasonable efforts to cause the registration statement to remain effective for a continuous period of not less than one (1) year or, if earlier, until the termination of the Buyer’s registration obligations pursuant to paragraph 6, and shall use commercially reasonable efforts to as promptly as is practicable obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

(b) notify as promptly as reasonably practicable each seller of Registrable Securities of each of (A) the filing of the Resale Prospectus Supplement and any amendment or supplements thereto, (B) the receipt of any comments from the SEC or any state securities law authorities or any other governmental authorities with respect to any such registration statement or Resale Prospectus Supplement or any amendments or supplements thereto, and (C) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction, or any initiation or threatening of any proceedings with respect to any of the foregoing; provided that Buyer shall not be required to notify sellers of Registrable Securities of any events described in (A) to (C) of this paragraph related to the Shelf Registration Statement that do not affect the availability of the Resale Prospectus Supplement;

(c) if requested, furnish to each seller of Registrable Securities, the underwriters, and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment, and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such registration statement, and the Resale Prospectus Supplements and all exhibits thereto and documents incorporated by reference therein, and such other documents as such seller, underwriter, agent, or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller; provided, that Buyer shall have no obligation to provide any document pursuant to this section that is available on the SEC’s EDGAR system;

(d) use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as the holders of Registrable Securities reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable the holders of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that Buyer shall not be required to (x) qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction in which it would not

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otherwise be subject to taxation but for this paragraph, or (z) consent to the general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this paragraph);

(e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act and the rules and regulations thereunder, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and as promptly as reasonably practicable prepare and furnish to each such seller a supplement or amendment to the Resale Prospectus Supplement to such registration statement so that such registration statement shall not, and such Resale Prospectus Supplement as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

(f) use commercially reasonable efforts to cause all Registrable Securities so registered to be listed on The Nasdaq Global Market or such other national securities exchange or established over-the-counter market as is then the principal market on which or through which similar securities of Buyer are then listed or traded;

(g) use commercially reasonable efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act); and

(h) permit any Holder, which Holder, in its reasonable judgment, might be deemed to be an underwriter or controlling Person of Buyer, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to Buyer in writing, that in the reasonable judgment of such Holder and such Holder’s counsel should be included.

Section 5. Expenses. All expenses incident to Buyer’s performance of, or compliance with, its obligations under this Agreement, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of Buyer’s independent counsel (collectively, the “Registration Expenses”) shall be borne by Buyer. Buyer shall not be responsible for the fees and expenses of any counsel, or any of the accountants, agents, or experts retained by the Holders in connection with the sale of Registrable Securities. Buyer will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit, and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by Buyer are then listed or traded or for listing on any other exchange or automated quotation system.

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Section 6. Termination. Buyer’s obligations under Section 5.4 of the Agreement and this Schedule 5.4 shall terminate, with respect to each Holder, on the earliest date on which all of such Holder’s Registrable Securities have: (a) been registered on the Resale Registration Statement and disposed of in accordance therewith; (b) become eligible to be sold, without volume or manner of sale limitations, pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, (c) ceased to be outstanding, whether as a result of redemption, repurchase, cancellation, exchange or otherwise, (d) been sold to the public pursuant to Rule 144 under the Securities Act or any successor rule or regulation thereto that may be adopted by the SEC, or (e) one year from the Closing Date. Buyer will take such action as may reasonably requested by any Holder to remove any restrictive legend or other restriction on resale with respect to any Registrable Securities for which Buyer’s obligations under this Schedule shall have terminated pursuant to this paragraph.

Section 7. Selling Stockholder Information. Each of the Holders shall furnish the information set forth in Part 1, the Company Holder Information Questionnaire, included in the Investor Questionnaire to Buyer. In connection herewith, each Holder shall be required to represent to Buyer that all such information which is given is both complete and accurate in all material respects when made.

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